  SEC FILE NUMBER 333-

As Filed with the Securities and Exchange Commission on March 16, 2015

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SAUER ENERGY, INC.                                     Nevada

                                                                   (Exact Name of Issuer as specified in its charter)    (State or Other Jurisdiction of Incorporation or

                                                                                                                                    Organization)

            3511                                          26-3261559

(Primary Standard Industrial Classification Code Number) (I.R.S. Employer Identification No.)

4670 Calle Carga, Unit A, Camarillo, CA, 93012-8536                     888-829-8748

(Address and telephone number of principal executive offices)

4670 Calle Carga, Unit A, Camarillo, CA, 93012-8536

(Address of principal place of business or intended principal place of business)

Frank J. Hariton, Esq., 1065 Dobbs Ferry Road, White Plains, New York 10607 (914) 674-4373

                         (Name, address and telephone number of agent for service)

Approximate Date of Proposed Sale to the Public: From time to time after the date this registration statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] If delivery of the prospectus is expected to be made pursuant to Rule 424, check the following box. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[x]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (1)	Amount of registration fee (3)
Common Stock, $.0001 par value per share	23,000,000	$0.07	$1,610,000	$187.07

(1)

  In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated in accordance with Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on the closing market price of the Registrant’s common stock on March 17, 2015.

(3)

 Calculated under Section 6(b) of the Securities Act of 1933.

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED MARCH 17, 2015

PRELIMINARY PROSPECTUS

SAUER ENERGY, INC.

23,000,000 Shares of Common Stock

This prospectus relates to the offer and resale of up to 23,000,000 shares of our common stock, par value $0.0001 per share, by the selling stockholder, Beaufort Capital Partners, PLC ("Beaufort"), and represent shares that Beaufort has agreed to purchase if put to it by us pursuant to the terms of the Equity Purchase Agreement (the “EPA”) we entered into with Beaufort on February 27, 2015. Subject to the terms and conditions of the EPA, we have the right to "put," or sell, up to $3,000,000 worth of shares of our common stock to Beaufort. This arrangement is sometimes referred to as an "EPA." For more information on the selling stockholder, please see the section of this prospectus entitled "Selling Security Holder" beginning on page 36. We will not receive any proceeds from the resale of these shares of common stock offered by Beaufort. We will, however, receive proceeds from the sale of shares directly to Beaufort pursuant to the EPA. When we put an amount of shares to Beaufort, the per share purchase price that Beaufort will pay to us in respect of such put will be determined in accordance with a formula set forth in the Equity Credit Agreement. There will be no underwriter's discounts or commissions so we will receive all of the proceeds of our sale to Beaufort. The purchase price to be paid by Beaufort will be equal to 72% multiplied by the lowest trading price of our common stock for the ten trading days prior to the notice from us (the “Market Price”).   We will be entitled to put to Beaufort on each put 250% of the average of the dollar volume on the principal trading exchange for our common stock for the 10 trading days preceding the put date; provided that the number of shares to be purchased by Beaufort shall not exceed the number of such shares that, when added to the number of shares of our common stock then beneficially owned by Beaufort, would exceed 4.99% of the number of shares of our common stock outstanding. Beaufort may sell any shares offered under this prospectus at prevailing market prices or privately negotiated prices. Beaufort is an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in connection with the resale of our common stock under the EPA. For more information, please see the section of this prospectus titled "Plan of Distribution" beginning on page 39. Our common stock became eligible for trading on the OTC Bulletin Board on August 13, 2009. Our common stock is quoted on the OTCQB under the symbol "SENY". The closing price of our stock on March 10, 2015 was $0.07. You should understand the risks associated with investing in our common stock. Before making an investment, read the "Risk Factors," which begin on page 4 of this prospectus. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 17, 2015.

Page
PROSPECTUS SUMMARY	4
RISK FACTORS	6
SHARES ELIGIBLE FOR FUTURE SALE	12
USE OF PROCEEDS	13
DETERMINATION OF OFFERING PRICE	13
BUSINESS	15
MARKET PRICE OF COMMON STOCK AND OTHER STOCKHOLDER MATTERS	26
TRADING MARKET	26
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS	27
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	27
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	29
EXECUTIVE COMPENSATION	31
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS	33
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE	33
SELLING SECURITY HOLDER	34
RELATIONSHIP BETWEEN THE ISSUER AND THE SELLING SECURITY HOLDER	35
PLAN OF DISTRIBUTION	36
DESCRIPTION OF SECURITIES	37
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	37
EXPERTS	37
LEGAL MATTERS	38
WHERE YOU CAN FIND MORE INFORMATION AUDITED FINANCIAL STATEMENTS FOR THE YEARS ENDED AUGUST 31, 2014 AND 2013 INTERIM (UNAUDITED) FINANCIAL STATEMENTS FOR THE PERIODS ENDED NOVEMBER 30, 2014	38 39 74

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

INDEMNIFICATION OF DIRECTORS AND OFFICERS

RECENT SALES OF UNREGISTERED SECURITIES

EXHIBITS

UNDERTAKINGS

SIGNATURES

97 97 97 97 97 99 100 101

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus; it does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus before making an investment decision. Throughout this prospectus, the terms, the "Company," "Sauer Energy," "we," "us," "our “and” our company" refer to Sauer Energy, Inc., a Nevada corporation.

Company Overview

The Offering

Common stock 23,000,000 shares that may be offered by the selling stockholder.

Shares Outstanding:

Common stock 118,151,368 shares outstanding as of the date of this prospectus.

Total proceeds

We will not receive any proceeds from the resale or other disposition of the shares covered by this prospectus by the selling shareholder. We will receive proceeds from our sale of shares to Beaufort. Beaufort has committed to purchase up to $3,000,000 worth of shares of our common stock over a period of time terminating on the earlier of: (i) 36 months from the effective date of the Equity Purchase Agreement (the “EPA”); or (ii) the date on which Beaufort has purchased shares of our common stock pursuant to the EPA for an aggregate maximum purchase price of $3,000,000.  The purchase price to be paid by Beaufort will be equal to 72% of the Market Price of the common stock as determined under the EPA. We will be entitled to put to Beaufort on each put date such number of shares of common stock as equals 250% of the average of the  dollar volume on the principal trading exchange for our common stock for the 10 trading days preceding the put date; provided that the number of shares to be purchased by Beaufort shall not exceed the number of such shares that, when added to the number of shares of our common stock then beneficially owned by Beaufort, would exceed 4.99% of the number of shares of our common stock outstanding.

Risk Factors

There are significant risks involved in investing in our company. For a discussion of risk factors you should consider before buying our common stock, see "Risk Factors" beginning on page 4.

Company Overview

We (“the Company”) were incorporated on August 19, 2008, in the State of Nevada, under the name BCO Hydrocarbon, Ltd., for the purpose of acquiring, exploring, and if warranted and feasible, developing natural resource assets.  The Company began its business operations by executing a Farm-in Agreement providing the Company with the right to a 50.0% working interest in two Petroleum and Natural Gas Crown leases in Alberta, Canada.  On July 25, 2010 the Company acquired all of the shares of Sauer Energy, Inc., a California corporation, and has since changed its business to that of Sauer Energy, Inc.  On September 17, 2010 our majority shareholder and sole director approved a name change which was officially effected on October 15, 2010, when we became Sauer Energy, Inc.(“SEI”) a Nevada corporation.  Our California subsidiary has since been dissolved.

Our Business

Our business, described more fully under “Business”, is the design, research and development of vertical axis wind turbine (VAWT) electrical generation systems for residential and commercial use.  We have not commenced production or realized revenues, but anticipate doing so with the receipt of the funds under the Equity Purchase Agreement.  We have not generated any revenue and have incurred losses of $2,218,630 in the fiscal year ended August 31, 2014; losses of $2,244,830 in the fiscal year ended August 31, 2013, and losses of $7,816,401 since our inception on August 7, 2008.  We have continued to incur operating losses since the end of our August 31, 2014 fiscal year and incurred operating losses of $206,893 in the quarter ended November 30, 2014.

The opinion of our independent auditors for the fiscal years ended August 31, 2014 and August 31, 2013,  is qualified subject to substantial doubt as to our ability as a going concern. If we are in fact unable to continue as a going concern, you may lose your entire investment.

Our principal executive offices are located at 4670 Calle Carga, Unit A, Camarillo, CA, 93012-8536 and our telephone number is 888-829-8748.

RISK FACTORS

Investing in our common stock involves a high degree of risk, and you should be able to bear the complete loss of your investment. You should carefully consider the risks described below and the other information in this prospectus when evaluating our company and our business. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our common stock could decline and investors could lose all or a part of the money paid to buy our common stock.

RISKS RELATED TO OUR BUSINESS

We have a history of losses.

We are in a pre-expansion stage, have never realized any revenue and have a history of losses.  We have not generated any revenue and have incurred losses of $2,218,630 in the fiscal year ended August 31, 2014; losses of $2,244,830 in the fiscal year ended August 31, 2013; and losses of $7,816,401 since our inception on August 7, 2008. While we did show income of $43,107 in the quarter ended November 30, 2014, this number reflects one time income of $250,000 from a change in value of a derivative and is not indicative of future results.  If we continue incurring losses and fail to achieve profitability, we may have to cease our operations.  Unless we bring our products to market and realize revenues from their sale, shareholders are likely to lose their entire investment.

We do not have sufficient cash on hand.

 As at November 30, 2014, we had $276,026 cash on hand.  These cash resources are not sufficient for us to execute our business plan.  If we do not generate sufficient cash from our intended financing activities and sales, we will be unable to continue our operations.  We estimate that within the next 12 months we will need $5,000,000 in cash from either investors or operations.  While we intend to engage in several equity or debt financings, there is no assurance that these will actually occur.  Nor can we assure our shareholders that we will not be required to obtain additional financing on terms that are dilutive of their interests.  You should recognize that if we are unable to generate sufficient revenues or obtain debt or equity financing, we will not be able to earn profits and may not be able to continue operations.

We may not be able to continue our business as a going concern.

  The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has accumulated a deficit of $7,816,401 as of August 31, 2014 and has had no revenues.

  In view of these matters, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheets is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to raise additional capital, obtain financing and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. If these adjustments were required to be made, the value of our assets and your shares would be reduced. Management plans to raise additional capital through the sale of stock to pursue business development activities.

If we are not able to raise enough funds through the EPA or other sources, we may not be able to successfully develop and market our products and our business may fail.

The Company's cash on hand at November 30, 2014 was $276,026. We have generated no revenue from operations. We do not have any commitments for financing other than the EPA, and we will need additional financing to meet our obligations and to continue our business. Although we plan to raise funds through the EPA, due to the conditions of the EPA we cannot guarantee that we will be able to raise money through the use of the EPA or that we will be able to utilize the full EPA.

As we raise additional capital, shareholders' percentage ownership interest will likely be reduced.

The raising of additional financing would, in all likelihood, result in dilution or reduction in the value of our securities. If we issue additional stock in accordance with the EPA (up to 23,000,000 shares), common shareholders' ownership interest will be reduced. We have recently raised money from the sale of convertible notes that contain a conversion feature with a discount to market. Such a discount will have a dilutive effect on our current shareholders as well.

If we are unable to continue to retain the services of Dieter Sauer, Jr. or if we are unable to successfully recruit qualified managerial and company personnel having experience in the small wind turbine industry, we may not be able to continue operations.

Our success depends to a significant extent upon the continued services of Dieter Sauer, Jr. our CEO and President. The loss of the services of Mr. Sauer could have a material adverse effect on our growth, revenues, and prospective business. Mr. Sauer will enter into an employment agreement with us requiring him to devote substantially all of his time to us but, to date, has not done so. We do not have a “key person” life insurance policy on Mr. Sauer. Additionally, there are a limited number of qualified technical personnel with significant experience in the design, development, manufacture, and sale of our wind turbines, and we may face challenges hiring and retaining these types of employees.

In order to successfully implement and manage our business plan, we will be dependent upon, among other things, successfully recruiting qualified managerial and company personnel having experience in the small wind turbine business. Competition for qualified individuals is intense. There can be no assurance that we will be able to find, attract and retain existing employees or that we will be able to find, attract and retain qualified personnel on acceptable terms.

We have no independent audit committee nor do we have an audit committee financial expert at this time.

Our full board of directors functions as our audit committee. This may hinder our board of directors' effectiveness in fulfilling the functions of the audit committee. Currently, we have no independent audit committee nor do we have an audit committee financial expert at this time. Our full board of directors functions as our audit committee and is comprised of four directors, two of whom are not considered to be "independent" in accordance with the requirements of Rule 10A-3 under the Exchange Act. An independent audit committee plays a crucial role in the corporate governance process, assessing our company's processes relating to our risks and control environment, overseeing financial reporting, and evaluating internal and independent audit processes. The lack of an independent audit committee may prevent the board of directors from being independent from management in its judgments and decisions and its ability to pursue the committee's responsibilities without undue influence. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified, independent directors, the management of our business could be compromised. In addition, the director on our board of directors is not considered to be a "financial expert" in that he does not have the education or experience of being a chief financial officer.

If we are unable to successfully achieve broad market acceptance of our systems, we may not be able to generate enough revenues in the future to achieve or sustain profitability.

  We are dependent on the successful commercialization of our systems.  The market for small wind turbines is at an early stage of development.  The market for our systems is unproven.  The technology may not gain adequate commercial acceptance or success for our business plan to succeed.

If we cannot establish and maintain relationships with distributors, we may not be able to increase revenues.

In order to increase our revenues and successfully commercialize our systems, we must establish and maintain relationships with various third party distributors.  We currently do not have any signed distribution agreements.

If we cannot assemble a large number of our systems, we may not meet anticipated market demand or we may not meet our product commercialization schedule.

To be successful, we will have to assemble our systems in large quantities at acceptable costs while preserving high product quality and reliability.  If we cannot maintain high product quality on a large scale, our business will be adversely affected.  We may encounter difficulties in scaling up production of our systems, including problems with the supply of key components. Even if we are successful in developing our assembly capability, we do not know whether we will do so in time to meet our product commercialization schedule or satisfy the requirements of our customers.  In addition, product enhancements need to be implemented to various components of the platform to provide better overall quality and uptime in high wind regimes.  The implementation of the enhancements to our system may also delay significant production by requiring additional manufacturing changes and technical support to facilitate the manufacturing process.

If we experience quality control problems or supplier shortages from component suppliers, our revenues and profit margins may suffer.

We do not plan to manufacture our wind turbine systems ourselves, but plan to outsource this part of our business.  Our dependence on third-party suppliers for components of our turbine systems involves several risks, including limited control over pricing, availability of  materials, quality and delivery schedules.  Any quality control problems or interruptions in supply with respect to one or more components or increases in component costs could materially adversely affect our customer relationships, revenues and profit margins.

Technological advances could render our VAWT products uncompetitive.

While management believes that our current and proposed designs are sufficiently advanced to be commercially successful, we cannot assure you that any competitor will not design a superior product with which we cannot compete or that other energy production sources may not in the future prove superior to wind power generation.  Those events could substantially harm our operations.

  Any future international expansion will subject us to risks associated with international operations that could increase our costs and decrease our profit margins.

International operations are subject to several inherent risks that could increase our costs and decrease our profit margins including:

•	changes in foreign currency exchange rates;
•	changes in a specific country’s economic conditions;
•	trade protective measures and import or export requirements or other restrictive actions by foreign governments; and
•	changes in tax laws.

If we determine to seek sales or contract for manufacturing outside the United States, we will be subject to these risks.  However, we plan to be in a strong financial position before we would attempt to do so.

If we cannot effectively manage our internal growth, our business prospects, revenues and profit margins may suffer.

If we fail to effectively manage our internal growth in a manner that minimizes strains on our resources, we could experience disruptions in our operations and ultimately be unable to generate revenues or profits.  We expect that we will need to significantly expand our operations to successfully implement our business strategy.  As we add marketing, sales and build our infrastructure, we expect that our operating expenses and capital requirements will increase.  To effectively manage our growth, we must continue to expend funds to improve our operational, financial and management controls, and our reporting systems and procedures.  In addition, we must effectively expand, train and manage our employee base.  If we fail in our efforts to manage our internal growth, our prospects, revenue and profit margins may suffer.

Our technology competes against other small wind turbine technologies.  Competition in our market may result in pricing pressures, reduced margins or the inability of our systems to achieve market acceptance.

We compete against several companies seeking to address the small wind turbine market.  We may be unable to compete successfully against our current and potential competitors, which may result in price reductions, reduced margins and the inability to achieve market acceptance.  The current level of market penetration for small wind turbines is relatively low and as the market increases, we expect competition to grow significantly.  Our competition may have significantly more capital than we do and as a result, they may be able to devote greater resources to take advantage of acquisition or other opportunities more readily.

Our inability to protect our patents and proprietary rights in the United States and foreign countries could materially adversely affect our business prospects and competitive position.

Our vertical axis wind turbine designs are protected by multiple patents.  However, the grant of a patent does not ensure against the possibility that our patent will not be found to infringe upon patents or other intellectual property rights held by others, nor does the grant of a patent ensure that the patent will provide meaningful protection against potential or actual infringers by others.

If we encounter unforeseen problems with our current technology offering, it may inhibit our sales and early adoption of our products.

We are in the process of setting a certification standard through extensive computer fluid dynamic testing and actual field testing to curb anomalies related to manufacturing before we finalize our process.  We do not anticipate negative results based on our preliminary results.  We are at a stage in development that we can perfect our design prior to going into production.

We are a technology development company and are in an early production phase where we may encounter difficulties that we did not anticipate.  Unforeseen problems relating to manufacture of the units or their operating effectively in the field could have a negative impact on adoption, future shipments and our operating results.

We are to establish and maintain required disclosure controls and procedures and internal controls over financial reporting and to meet the public reporting and the financial requirements for our business.

Our management has a legal and fiduciary duty to establish and maintain disclosure controls and control procedures in compliance with the securities laws, including the requirements mandated by the Sarbanes-Oxley Act of 2002. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. Because we have limited resources, we may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting, and disclosure controls and procedures. In addition, the attestation process by our independent registered public accounting firm is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accounting firm. If we cannot assess our internal control over financial reporting as effective or provide adequate disclosure controls or implement sufficient control procedures, or our independent registered public accounting firm is not expressly reporting on our internal controls and the lack of such report on such assessment, may cause investor confidence and share value may be negatively impacted.  We currently do not have a sufficient number of management employees to establish adequate controls and procedures.

Our officers have limited experience in managing a public company.

Our present officers have no experience in managing a public company prior to our acquiring our present operations in 2010 and we do not have a sufficient number of employees to segregate responsibilities and may be unable to afford increasing our staff or engaging outside consultants or professionals to overcome our lack of employees. During the course of our testing, we may identify other deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly.

Control by Management

As of August 31, 2014, we are effectively controlled by management, specifically Dieter Sauer, Jr., our CEO and director, who owns 39,812,500 shares or 35% of our 115,150,246 issued and outstanding shares of common stock.  All of our officers and directors as a group control 39,852,500 shares or 35%.  No other individual owns more than 2.5% of the outstanding shares.   Accordingly, our officers and directors as a group will be able to elect our board of directors and control our corporate affairs for the foreseeable future.

Risks Related to Common Stock

The large number of shares eligible for immediate and future sales may depress the price of our stock.

As of the date of this prospectus we have 118,151,368 shares of common stock outstanding. 70,186,476 shares are “free trading” and may serve to overhang the market and depress the price of our common stock.

There is currently a limited public market for our common stock.  Failure to develop or maintain a trading market could negatively affect its value and make it difficult or impossible for you to sell your shares.

Our common stock trades on the OTCQB under the Symbol SENY.  There has been a limited public market for our common stock and an active public market for our common stock may not develop.  Failure to develop or maintain an active trading market could make it difficult for you to sell your shares or recover any part of your investment in us.  Even if a market for our common stock does develop, the market price of our common stock may be highly volatile.  In addition to the uncertainties relating to future operating performance and the profitability of operations, factors such as variations in interim financial results or various, as yet unpredictable, factors, many of which are beyond our control, may have a negative effect on the market price of our common stock.

“Penny Stock” rules may make buying or selling our common stock difficult.

Limitations upon Broker-Dealers Effecting Transactions in "Penny Stocks"

Trading in our common stock is subject to material limitations as a consequence of regulations which limit the activities of broker-dealers effecting transactions in "penny stocks."  Pursuant to Rule 3a51-1 under the Exchange Act, our common stock is a "penny stock" because it (i) is not listed on any national securities exchange or The NASDAQ Stock Market™, (ii) has a market price of less than $5.00 per share, and (iii) its issuer (the Company) has net tangible assets less than $2,000,000 (if the issuer has been in business for at least three (3) years) or $5,000,000 (if the issuer has been in business for less than three (3) years).

Rule 15g-9 promulgated under the Exchange Act imposes limitations upon trading activities on "penny stocks", which makes selling our common stock more difficult compared to selling securities which are not "penny stocks."  Rule 15a-9 restricts the solicitation of sales of "penny stocks" by broker-dealers unless the broker first (i) obtains from the purchaser information concerning his financial situation, investment experience and investment objectives, (ii) reasonably determines that the purchaser has sufficient knowledge and experience in financial matters that the person is capable of evaluating the risks of investing in "penny stocks", and (iii) delivers and receives back from the purchaser a manually signed written statement acknowledging the purchaser's investment experience and financial sophistication.

Rules 15g-2 through 15g-6 promulgated under the Exchange Act require broker-dealers who engage in transactions in "penny stocks" first to provide their customers with a series of disclosures and documents, including (i) a standardized risk disclosure document identifying the risks inherent in investing in "penny stocks", (ii) all compensation received by the broker-dealer in connection with the transaction, (iii) current quotation prices and other relevant market data, and (iv) monthly account statements reflecting the fair market value of the securities.

There can be no assurance that any broker-dealer which initiates quotations for the Common Stock will continue to do so, and the loss of any such broker-dealer likely would have a material adverse effect on the market price of our common stock.

FINRA sales practice requirements may also limit a stockholder's ability to buy and sell our stock.

In addition to the "penny stock" rules described below, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Because our common stock is deemed a low-priced "penny stock," it will be cumbersome for brokers and dealers to trade in our common stock, making the market for our common stock less liquid and negatively affect the price of our stock.

We will be subject to certain provisions of the Securities Exchange Act of 1934 (the "Exchange Act"), commonly referred to as the "penny stock" rules as defined in Rule 3a51-1. A penny stock is generally defined to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. Since our stock is deemed to be a penny stock, trading is subject to additional sales practice requirements of broker-dealers. These require a broker-dealer to:

Deliver to the customer, and obtain a written receipt for, a disclosure document;

Disclose certain price information about the stock;

Disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;

Send monthly statements to customers with market and price information about the penny stock; and

In some circumstances, approve the purchaser's account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, penny stock rules and FINRA rules may restrict the ability or willingness of broker-dealers to trade and/or maintain a market in our common stock. Also, prospective investors may not want to get involved with the additional administrative requirements, which may have a material adverse effect on the trading of our shares.

SHARES ELIGIBLE FOR FUTURE SALE

The sale of a substantial number of shares of our common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock.  In addition, any such sale or perception could make it more difficult for us to sell equity, or equity related, securities in the future at a time and price that we deem appropriate.  If and when this registration statement becomes effective and we become subject to the reporting requirements of the Exchange Act, we might elect to adopt a stock option plan and file a registration statement under the Securities Act registering the shares of common stock reserved for issuance there under.  Following the effectiveness of any such registration statement, the shares of common stock issued under such plan, other than shares held by affiliates, if any, would be immediately eligible for resale in the public market without restriction.

The sale of shares of our common stock which is not registered under the Securities Act, known as “restricted” shares, typically is effected under Rule 144.  As of the date of this prospectus we have outstanding an aggregate of 118,151,368 shares of common stock of which 47,964,892 are restricted stock.  All of our restricted shares of common stock might be sold under Rule 144 if held for more than six months by non-affiliates.  In addition, each of our officers, directors or affiliates, who own an aggregate of 39,852,500 shares, may sell 1% of our outstanding shares (approximately 1,150,000 shares) every three months under Rule 144.  No prediction can be made as to the effect, if any, that future sales of “restricted” shares of our common stock, or the availability of such shares for future sale, will have on the market price of our common stock or our ability to raise capital through an offering of our equity securities.

The sale of a substantial number of shares of our common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock.  In addition, any such sale or perception could make it more difficult for us to sell equity, or equity related, securities in the future at a time and price that we deem appropriate.  If and when this registration statement becomes effective and we become subject to the reporting requirements of the Exchange Act, we might elect to adopt a stock option plan and file a registration statement under the Securities Act registering the shares of common stock reserved for issuance thereunder.  Following the effectiveness of any such registration statement, the shares of common stock issued under such plan, other than shares held by affiliates, if any, would be immediately eligible for resale in the public market without restriction.

No Dividends

We never have paid any dividends on our common stock and we do not intend to pay any dividends in the foreseeable future.

Future issuances of common shares may be adversely affected by the EPA.

The market price of our common stock could decline as a result of issuances and sales by us, including pursuant to the Equity Purchase Agreement, or sales by our existing shareholders, of common stock, or the perception that these issuances and sales could occur. Sales by our shareholders might also make it more difficult for us to issue and sell common stock at a time and price that we deem appropriate. It is likely that the sale of shares by Beaufort will depress the market price of our common stock.

Draw downs under the EPA may cause dilution to existing shareholders.

Beaufort has committed to purchase up to $3,000,000 worth of shares of our common stock. From time to time during the term of the EPA, and at our sole discretion, we may present Beaufort with a put notice requiring Beaufort to purchase shares of our common stock. The purchase price to be paid by Beaufort will be 72% of the Market Price of our common stock.  We will be entitled to put to Beaufort on each put date such number of shares of common stock as equals 250% of the average of the  dollar volume on the principal trading exchange for our common stock for the 10 trading days preceding the put date; provided that the number of shares to be purchased by Beaufort shall not exceed the number of such shares that, when added to the number of shares of our common stock then beneficially owned by Beaufort, would exceed 4.99% of the number of shares of our common stock outstanding. As a result, our existing shareholders will experience immediate dilution upon the purchase of any of the shares by Beaufort. The issue and sale of the shares under the Equity Purchase Agreement may also have an adverse effect on the market price of the common shares. Beaufort may resell some, if not all, of the shares that we issue to it under the EPA and such sales could cause the market price of the common stock to decline significantly. To the extent of any such decline, any subsequent puts would require us to issue and sell a greater number of shares to Beaufort in exchange for each dollar of the put amount. Under these circumstances, the existing shareholders of our company will experience greater dilution. The effect of this dilution may, in turn, cause the price of our common stock to decrease further, both because of the downward pressure on the stock price that would be caused by a large number of sales of our shares into the public market by Beaufort, and because our existing stockholders may disagree with a decision to sell shares to Beaufort at a time when our stock price is low, and may in response decide to sell additional shares, further decreasing our stock price. If we draw down amounts under the EPA when our share price is decreasing, we will need to issue more shares to raise the same amount of funding. There is no guarantee that we will satisfy the conditions to the EPA. Although the Equity Purchase Agreement provides that we can require Beaufort to purchase, at our discretion, up to $3,000,000 worth of shares of our common stock in the aggregate, there can be no assurances that we will be able to satisfy the closing conditions applicable for each put. If we fail to satisfy the applicable closing conditions, we will not be able to sell the put shares to Beaufort. There is no guarantee that we will be able to fully utilize the EPA.  In 2013 we registered shares under an EPA with another financing source and for various reasons we were only able to utilize approximately $355,199 of the $1,500,000 potentially available under that Equity Purchase Agreement.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling security holder pursuant to this prospectus. All proceeds from the sale of the shares will be for the account of the selling security holder.

We have agreed to bear the certain expenses relating to the registration of the shares for the selling security holder. We anticipate receiving proceeds from any "puts" tendered to Beaufort under the EPA. Such proceeds from the EPA are intended to be used approximately as follows: to fund our manufacturing expansion, research and development, marketing, advertising, distribution efforts, technology development, product line expansion and enhancement and working capital needs.

DETERMINATION OF OFFERING PRICE

The offering price for the shares sold to Beaufort under the put will equal 72% of the Market Price of our common stock on the date the purchase price is calculated. To the extent that the disparity between the offering price and market price of the common stock is material, such disparity was determined by us to be fair in consideration of Beaufort establishing a line of credit to facilitate our ongoing operations.

Equity Purchase Agreement

We entered into the Equity Purchase Agreement (“EPA”) with Beaufort on February 27, 2015. Pursuant to the EPA, Beaufort committed to purchase up to $3,000,000 worth of our common stock, over a period of time terminating on the earlier of: (i) 36 months from the date of the agreement; (ii) the date on which Beaufort has purchase shares of our common stock pursuant to the EPA for an aggregate maximum purchase price of $3,000,000; or (iii) if there is no effective registration statement for a period of 45 days after the registration statement of which this prospectus forms a part is ordered effective.  We may draw on this facility from time to time, as and when we determine appropriate in accordance with the terms and conditions of the EPA. The purchase price to be paid by

Beaufort will be 72% of the Market Price of our common stock.  We will be entitled to put to Beaufort on each put date such number of shares of common stock as equals 250% of the average of the dollar volume on the principal trading exchange for our common stock for the 10 trading days preceding the put date; provided that the number of shares to be purchased by Beaufort shall not exceed the number of such shares that, when added to the number of shares of our common stock then beneficially owned by Beaufort, would exceed 4.99% of the number of shares of our common stock outstanding.  The EPA provides for payment to us of the price for the shares delivered to Beaufort within one business day of electronic delivery of the shares. There are put restrictions applied on days between the put notice date and the closing date with respect to that particular put. During such time, we are not entitled to deliver another put notice. There are circumstances under which we will not be entitled to put shares to Beaufort, including the following:

•

we will not be entitled to put shares to Beaufort unless there is an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), to cover the resale of the shares by Beaufort;

•

we will not be entitled to put shares to Beaufort unless our common stock continues to be quoted on the OTCQB and has not been suspended from trading;

•

we will not be entitled to put shares to Beaufort  if an injunction shall have been issued and remain in force against us, or action commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of the shares to Beaufort;

•

we will not be entitled to put shares to Beaufort if we have not complied with our obligations and are otherwise in breach of or in default under, the EPA, our registration rights agreement with Beaufort (the "Registration Rights Agreement") or any other agreement executed in connection therewith with Beaufort; and,

•

we will not be entitled to put shares to Beaufort to the extent that such shares would cause Beaufort's beneficial ownership to exceed 4.99% of our outstanding shares.

The EPA further provides that Beaufort is entitled to customary indemnification from us for any losses or liabilities it suffers as a result of any material misrepresentation, breach of warranty or non-fulfillment of or a failure to perform any material covenant or agreement contained in the EPA. The EPA also contains representations and warranties of each of the parties. The assertions embodied in those representations and warranties were made for purposes of the EPA and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the EPA. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what a stockholder or investor might view as material, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts.

Dilutive Effects

Under the EPA, the purchase price of the shares to be sold to Beaufort will be at a price equal to 72% of the Market Price of our common stock. The table below illustrates an issuance of shares of common stock to Beaufort under the EPA for a hypothetical draw down amount of $20,000 at an assumed Market Price of $0.10.

		Number of
Draw Down	Price to be Paid by	Shares
Amount	Beaufort	to be Issued
$20,000	$0.072	277,778

By comparison, if the Market Price of our common stock was $0.07, the number of shares that we would be required to issue in order to have the same draw down amount of $20,000 would be greater, as shown by the following table:

Draw Down	Price to be Paid by	Number of Shares
Amount	Beaufort	to be Issued
$20,000	$0.0504	396,825

Accordingly, there would be dilution of an additional 119,047 shares issued due to the lower stock price of $0.07 per share. In effect, if we are interested in receiving a fixed funding amount, a lower price per share of our common stock means a higher number of shares to be issued to Beaufort in order to receive that fixed funding amount, which equates to greater dilution of existing stockholders. The effect of this dilution may, in turn, cause the price of our common stock to decrease further, both because of the downward pressure on the stock price that would be caused by a large number of sales of our shares into the public market by Beaufort, and because our existing stockholders may disagree with a decision to sell shares to Beaufort at a time when our stock price is low, and may in response decide to sell additional numbers of shares, further decreasing our stock price.

The actual number of shares that will be issued to Beaufort under the EPA will depend upon the market price of our common stock at the time of our puts to Beaufort.

Likelihood of Accessing the Full Amount of the EPA

Notwithstanding that the EPA is in an amount of $3,000,000, the likelihood that we would access the full $3,000,000 is low. This is due to several factors including the fact that the EPA's share volume limitations will limit our use of the EPA and the market price may increase and thus fewer shares will need to be issued.

We determined to register in this registration statement a total of 23,000,000 shares, which represent less than one-third of our public float (after subtracting the holdings of insiders and controlling shareholders) in order to allow the greatest possible flexibility under the EPA.  The amount of shares that might be utilized under the EPA cannot be determined at this time as it will fluctuate with the market price of our stock and our financial requirements.

BUSINESS

Organizational History

Business Development:

We (“the Company”) were incorporated on August 19, 2008, in the State of Nevada, under the name BCO Hydrocarbon, Ltd., for the purpose of acquiring, exploring, and if warranted and feasible, developing natural resource assets.  The Company began its business operations by executing a Farm-in Agreement providing the Company with the right to a 50.0% working interest in two Petroleum and Natural Gas Crown leases in Alberta, Canada.  On July 25, 2010 the Company acquired all of the shares of Sauer Energy, Inc., a California corporation, and has since changed its business to that of Sauer Energy, Inc.  On September 17, 2010, our majority shareholder and sole director approved a name change which was officially effected on October 15, 2010, when we became Sauer Energy, Inc., (“SEI”) a Nevada corporation.

Prior Operations:

The Company operated in the oil and gas industry and maintained a right to operate and a right to explore on two Crown Petroleum and Natural Gas Leases in the Province of Alberta.  The leases were for 640 gross acres or 320 net acres. The Company planned to appoint Unitech as the operator, but Unitech advised the Company that the commodity price of gas was too low to consider undertaking any exploration activities.  Based on that advice, the Company determined not to undertake any exploration activities on the leases until such time as the price of gas improved.  We were required under the terms of our farm-in agreement to expend a total of $25,000 prior to January 10, 2010, however, based on the advice from our proposed operator, we were able to negotiate an extension of that commitment until gas prices should improve sufficiently to make exploration development activities advisable.

 After July 25, 2010, we were able to dispose of our interests in these Crown Petroleum Natural Gas Leases without further liability to us.  Due to the limited prospects of its proposed oil and gas activities, the Company sought other acquisition activities and these efforts led to the acquisition of Sauer Energy, Inc. on July 25, 2010.

Prior Planned Principal Products or Services and Their Markets:

Our principal products were intended to be petroleum and natural gas and any related saleable by-products.  Our initial market was to be the Province of Alberta.  We never had any salable oil and gas production or products.

Prior Planned Distribution Methods of the Products or Services:

Once we had oil and gas production, we would have relied on the operator of our oil and gas wells to distribute any oil and gas and saleable by-products.

Competitive Business Conditions and Our Competitive Position In Our Prior

The Industry and Methods of Competition:

In our former line of business our competition came from other oil and gas companies that were acquiring oil and gas assets that we contemplated acquiring due to its investment potential and capital expenditure.  The sources and availability of acquiring oil and gas assets was contingent on our ability to finance opportunities as they became available.  Since our financial resources were severely limited during the period we were engaged in the oil and gas business, we were at a distinct disadvantage when competing against companies with significant financing ability and significant asset backed financing.

Dependence On One Or A Few Major Customers:

We never produced any oil or gas and therefore had no customers.

Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements or Labor Contracts, Including Duration:

There were no inherent factors or circumstances associated with the oil and gas industry that would give cause for any patent, trademark or license infringements or violations.  We had not entered into any franchise agreements or other contracts that have given, or could give rise to obligations or concessions.

We did not hold any intellectual property related to our prior operations.

Need For Any Government Approval of Principal Products or Services:

We never had any production, however, our operator was required to have government approvals for all drilling and production activities undertaken in the Province of Alberta and thus, if we had continued in the oil and gas business, we would have been required to ensure that all approvals were granted and complied with. We cannot ascertain what the associated costs might have been.

Effects of Existing or Probable Government Regulations on our Prior Business:

In Canada, producers of oil negotiate sales contracts directly with oil purchasers, with the result that the market determines the price of oil.  The price depends in part on oil quality, prices of competing fuels, distance to market, the value of refined products and the supply/demand balance.  Oil exports may be made pursuant to export contracts with terms not exceeding 1 year in the case of light crude, and not exceeding 2 years in the case of heavy crude, provided that an order approving any such export has been obtained from the National Energy Board of Canada (“NEB”).  Any oil export to be made pursuant to a contract of longer duration (to a maximum of twenty-five (25) years) requires an exporter to obtain an export license from the NEB and the issuance of such a license requires the approval of the Governor in Council.

In Canada, the price of natural gas sold in interprovincial and international trade is determined by negotiation between buyers and sellers.  Natural gas exported from Canada is subject to regulation by the NEB and the Government of Canada.  Exporters are free to negotiate prices and other terms with purchasers, provided that the export contracts continue to meet certain criteria prescribed by the NEB and the Government of Canada.  Natural gas exports for a term of less than two years or for a term of 2 to 20 years (in quantities no greater than 30,000 m3/day) must be made pursuant to an NEB order.  Any natural gas export to be made pursuant to a contract of longer duration (to a maximum of 25 years) or of a larger quantity requires an exporter to obtain an export license from the NEB and the issuance of such a license requires the approval of the Governor in Council.

The Government of Alberta also regulates the volume of natural gas which may be removed from the province for consumption elsewhere based on such factors as reserve availability, transportation arrangements and market considerations.

The Government of Alberta regulates the royalty percent from Crown mineral leases for petroleum, natural gas and hydrocarbon by-products.

Research and Development Activities and Costs:

We did not incur any research and development costs in our prior business.

Costs and Effects of Compliance with Environmental Laws:

Our oil and gas earned working interest rights would have been subject to numerous federal, provincial and municipal laws and regulations relating to environmental protection from the time oil and gas projects commence until lease sites are abandoned, restored and reclaimed.  These laws and regulations govern, among other things, the amounts and types of substances and materials that may be released into the environment, the issuance of permits in connection with exploration, drilling and production activities, the release of emissions into the atmosphere, the discharge and disposition of generated waste materials, offshore oil and gas operations, the abandonment, reclamation and restoration of wells and facility sites and the remediation of contaminated sites.  In addition, these laws and regulations may impose substantial liabilities for the failure to comply with them or for any contamination resulting from the operations associated with our assets.  Laws and regulations protecting the environment have become more stringent in recent years, and may in certain circumstances impose “strict liability,” rendering a person liable for environmental damage without regard to negligence or fault on the part of such person.  Such laws and regulations may expose us to liability for the conduct of or conditions caused by others, or for our acts which were in compliance with all applicable laws at the time such acts were performed.  The application of these requirements or the adoption of new requirements could have a material adverse effect on our financial position and results of operations.

Employees:

We did not have employees in our prior operations, but relied on consultants as required and then management, being the directors and officers, to direct our business.  Should we have found an oil and gas property or properties of merit which would require an operator, we would have needed to hire additional staff for operations.

Acquisition of Sauer Energy, Inc. and Related Matters

On July 25, 2010, the Company, Malcolm Albery, its president and sole director (“MA”) and Dieter Sauer, Jr. (“DS”) completed a closing (the “Closing”) under an Agreement and Plan of Reorganization, dated as of June 23, 2010 (the “Agreement”).  The Agreement, provided: (a) for the purchase by DS of all of the 39,812,500 shares of the Company owned by MA for $55,200.00; (b) the contribution by DS of all of the shares of Sauer Energy, Inc., a California corporation to the Company; (c) the assignment of certain patent rights related to wind turbine technology held by DS to the Company; and (d) the election of DS to the Company’s board of directors.  In connection with the Closing, Mr. Sauer was elected President and CEO of the Company and two former shareholders of the Company agreed to (i) indemnify the Company against any claims resulting from breaches of representations and warranties by the Company in the Agreement; (ii) to acquire and cause to be returned for cancellation an aggregate of 68,067,500 shares of the Company’s common Stock, including all of the shares owned by former officer and director Daniel Brooks and; (3) assume all of the Company’s obligations in connection with certain oil and gas leases in Canada.

Due to his acquisition of 39,812,500 shares in connection with the Closing and the return for cancellation of 68,067,500 shares, upon the consummation of the closing under the Agreement, Dieter Sauer, Jr. owned approximately 51.6% of the Company’s issued and outstanding shares.

When acquired by BCO in 2010, Sauer Energy, Inc., a California corporation, whose business is described more fully below, was a development stage California corporation formed in 2008 engaged in the design, research and development of vertical axis wind turbine (VAWT) systems.  Sauer Energy, Inc., a California corporation, has been wound down and dissolved as of August, 2012.  The surviving entity is Sauer Energy, Inc., (“SEI”), a Nevada corporation.

Management believes that SEI’s VAWTs’ innovative design and utility make it highly efficient and cost effective to own and operate. The initial product we plan to launch will be the WindCutter™ model.  The aluminum blades are being manufactured by Tower Extrusions, Ltd., using the extrusion process.  The WindCutter has achieved maximized performance utility with its proprietary, direct drive, axial-flux permanent magnet generator (PMG) that was expressly designed to work in tandem with it.  The optimum cut-in and cut-out speeds, required voltage ranges and lack of cogging is due to a special harmony between the blades and generator.  This match has presented higher economic efficiency, energy yield, reliability and longevity.  The net result to the consumer can translate into a relatively shortened term for return of investment (ROI).

Growing energy demand, limited availability of non-renewable fossil fuels, heightened climate change concerns and volatile oil and gas prices have all contributed to the increased demand for renewable energy by individuals, businesses, government and non-government organizations worldwide.

Sauer Energy® is a renewable energy company engaged in the design, manufacture and sale of small wind turbines that generate 1.5 kW to 4.5 kW of clean energy to power residential and commercial customers.  We promote energy independence through the use of wind power, an abundant, never ending, renewable, emissions-free energy source that can be captured in small and large scale applications.

We are also focused on the development of products and technologies that promote transparency and accountability.

Sauer Energy® developed a multi-faceted growth strategy that takes advantage of the company’s expertise in engineering, manufacturing, distribution, marketing and branding.  The key focus factors for the future:

•

To become a revenue and profit based operation

•

Expansion and development of product portfolio

•

A two-tiered sales approach with intensive marketing strategy to targeted customer base.

•

Maintaining a cost-effective approach with each vertical market

•

Expansion from domestic to global markets

•

For SENY stock to move to higher trading platform, e.g. NASDAQ, AMEX, etc

Proof of Concept

The WindCutter has achieved maximized performance utility with its proprietary, direct drive, axial-flux permanent magnet generator (PMG) that was expressly designed to work in tandem with it.  The aluminum blades are being manufactured by Tower Extrusions, Ltd., using the extrusion process.  The optimum cut-in and cut-out speeds, required voltage ranges and lack of cogging is due to a special harmony between the blades and generator.  This match has presented higher economic efficiency, energy yield, reliability and longevity.  The net result to the consumer can translate into a relatively shortened term for return of investment (ROI).

To validate the performance of the WindCharger, Sauer Energy has conducted extensive wind tunnel tests. The data that was extracted validated the design with regard to efficiency and feasibility, proving that it could successfully produce electricity through wind capture.  This executed quantitative evaluation took place at University of Washington Aeronautical Laboratory, Kirsten Wind Tunnel, in Seattle, Washington.

WindCharger brand wind turbine technology is aerodynamically designed for optimum efficiency in its class.  Based upon the Savonius principle, designed with concave and convex blades, it is poised to offer effective returns on capital and investment.

To further demonstrate the capabilities of the WindCharger, SEI is evaluating its turbines in real world situations and conditions.  The U.S. Patent Office granted three patents for design and utility along with numerous patents pending worldwide for its revolutionary design and multiple features. The WindCharger is able to effectively capture and utilize low wind, while minimizing noise with virtually no vibration.  We believe that the WindCharger will have a life expectancy of decades due to its high quality.

Management believes that the WindCharger is bird friendly. In the past twenty years, turbine designs have changed radically. Our blade surface area is much larger, so the turbines don't have to spin as fast to generate power. Slower-moving blades mean fewer bird collisions.  The birds are also discouraged from perching due to the solid structure of the blades. According to American Wind Energy Association, windows present the highest mortality rate for birds, at up to one billion per year in the U.S.

Business Model

Sauer Energy’s business model is straight-forward as it had substantially planned most of the manufacturing functions to be done within its corporate headquarters.  The control factor on cost and labor will be to the company’s advantage.  The Company’s vendor manufacturers are expected to be ISO 9000 Certified.  SEI will maintain quality control, assembly, testing, shipping and handling as orders flow in.

Corporate Expansion

The WindCutter has achieved maximized performance utility with its proprietary, direct drive, axial-flux permanent magnet generator (PMG) that was expressly designed to work in tandem with it. The aluminum blades are being manufactured by Tower Extrusions, Ltd., using the extrusion process.  The optimum cut-in and cut-out speeds, required voltage ranges and lack of cogging is due to a special harmony between the blades and generator.  This match has presented higher economic efficiency, energy yield, reliability and longevity.  The net result to the consumer can translate into a relatively shortened term for return of investment (ROI).

On May 11, 2012, we purchased 100% of the assets of Helix Wind Corporation (“Helix”).  This acquisition was made with SENY common shares.  There was no liability, obligation or debt incurred in the process.  Through the purchase, we enhanced our intellectual property portfolio list with all of Helix’s intellectual property, including issued patents and patents pending, both domestically and internationally.  It is our intention to produce the Helix turbines in-house.  We believe that our business plan will be strengthened and this union will create long term synergy as one company.  The Helix products are expected to produce an additional stream of income for SEI. With sales in 17 countries, we have reason to believe Helix’s popularity will not wane.  To date, we have received inquiries totaling over $21M for our products, but not all of these inquiries can be expected to result in actual sales.

With regard to the WindCharger, although we had previously agreed to outsource the manufacturing process for the blades to VEC Technologies, LLC (“VEC”) in Pennsylvania, we discovered in August, 2014, that the Pennsylvania VEC plant was being shutdown, thus negating all plans to outsource the manufacturing process to VEC. Accordingly, we have decided to wait until after the WindCutter is being distributed and installed to revisit the manufacturing process, marketing and distribution of the WindCharger.

Intellectual Property

Sauer Energy® currently holds what it believes is a sufficient list of intellectual property to protect its proposed operations.  Sauer Energy® regards its patents, proprietary technologies, intellectual property, trademarks, domains and copyrights as essential components to its success and branding.

SEI has been issued a design patent, No D597,028 granted July 29, 2009, a utility patent, No 7,798,766,  granted September 21, 2010, and a design patent, No D638,358, granted May 24, 2011, for a vertical axis wind turbine that is designed to be reliable, efficient and inexpensive through the process of which was started before the acquisition.  In addition, SEI is in process for several patents pending, domestically and internationally, and trademarks at the present time.

Resulting from the Helix Wind® asset purchase, SEI, acquired a utility patent, No 7,984,110, granted May 24, 2011, and a utility patent, No 8,084,881, granted December 27, 2011, for a vertical axis wind turbine that is designed to be pole mounted.  SEI is continuing the patent process on behalf of the Helix design for several domestic and international patents.

Current Operations and Development Plan

The WindCharger™ has several important features and benefits including aesthetic design and appeal, performance, longevity, pricing for performance payback and customer/distributor support.

Sauer Energy® believes that it is differentiated from other entities in small wind because of the following:

a.

Rather than incurring the cost of full-time employees, we have forged relationships with like-minded and devoted independent contractors who are experts in the small wind sector and are available to help us on a consulting basis;

b.

Ownership of technology – many others buy foreign-made units for resale;

c.

The technology itself is set apart by high-efficiency design features;

d.

Our engineering consultants have a deep technical understanding of small wind technologies and applications due to years as experts in the small wind sector;

e.

High quality outsourced manufacturing that is done by companies that are ISO 9000 compliant;

f.

Strong distribution network now being assembled;

g.

Commitment to customers and shareholders; and

h.

Unwavering focus on business fundamentals.

We are now a growth-stage company.  Our initial product will be the WindCutter, which is based on the Darrrieus/giromill principle.  Test results show that it has achieved maximized performance utility in conjunction with the proprietary, direct drive, axial flux permanent magnet generator (PMG) that was designed for it.   The test results yielded true net numbers.  It can also be utilized for both commercial and residential applications.

With regard to the WindCharger, after much refining in the last 2 years of development, we have confirmed and solidified the final manufacturing process of the blades.  VEC Technologies, LLC, (“VEC”) located in Pennsylvania, was carefully chosen to manufacture the WindCharger blades, but its plant closed and will affect our plans.  Due to the expense and complexity of the manufacturing process, we are not able to manufacture the blades.

Our Intended Market

Sauer Energy aims to deliver simple, reliable and cost-effective solutions for residential and commercial customers, particularly for locations with very low or very high wind speeds.  SEI now offers three different technologies.  Offering WindCutter, WindCharger and WindRider, three different types of technologies of vertical axis products, will enable the distributors to address a greater variety of customer’s needs.  The WindCutter, our Darrieus/giromill hybrid model, and the first we plan to bring to market later this year, can generate 2.5 kW, is pole mounted and we plan to scale it up to 10 kW.   The WindCharger is lighter and can be roof or pole mounted, startup is 5 mph and it can produce 1.5 kW.  The two WindRider units are larger and heavier, can only be pole mounted and can produce 2 kW and 4.5 kW.  Applications range from industrial to residential.

Production needs, placement, aesthetics, adaptability and portability will dictate which units are appropriate and most efficient for use in different situations. SEI will continue to develop and expand its pipeline with new research and development and collaborative efforts.  We have formed strategic alliances to this end.

Current Plans

The main focus for SEI is generating revenues.  SEI plans to become a self-sustaining entity.  The availability of funding from revenues is expected to enable SEI to carry out its future plans for the creation of many more products using the WindCharger™ brand technology design.

Our initial product will be the WindCutter, which is based on the Darrrieus/giromill principle.  The aluminum blades are being manufactured by Tower Extrusions, Ltd., using the extrusion process.  Test results show that it has achieved maximized performance utility in conjunction with the proprietary, direct drive, axial flux permanent magnet generator (PMG) that was designed for it.   The test results yielded true net numbers.  It can also be utilized for both commercial and residential applications.

Due to the closing of VEC Technologies, Inc., the WindCharger has been put on hold until such time as another manufacturer has been located and vetted.  The WindCutter launch is scheduled for later this year.

We plan to make the WindCharger and WindRider turbines available at a later date.  Potential orders were received via website for the WindRider.   SEI has been working diligently toward testing, verifying, enhancing the performance of and developing the expertise to produce these units domestically.

Activating and training the distribution network for sales and marketing is being organized at this time.  The branding and advertising campaign is in the works.

Sauer Energy® is addressing some small wind solutions for very specific applications and is already involved in testing for redundant backup power for both on and off-grid applications for cell phone towers.

Residential

Our small VAWT Systems are designed to be attached to any building.  We foresee our systems being used in residences as back-up power for black outs, to reduce power grid consumption and for generation of power to be inserted into the grid for revenue.

Our End-of-the-line VAWT System is a micro power station attached to a number of homes and to the power grid.  Several advantages are: maintenance of normal services, no power loss due to impurities in transmission and the excess power can be re-injected into the grid.

Commercial Applications

Due to their height, large commercial buildings may be especially suitable for VAWT application as they are likely to have relatively steady winds at their roofs and their vertical walls cause the wind to sweep up and over the tops of the buildings.

Sauer Energy® entered its WindCharger™ into a pilot test program with ENRCOM, headed by an industry leader in communication technology.  The proposed use of the turbines is on cell phone towers as backup power.  The testing is moving forward and the feedback has been positive.

It is our intention to design custom proprietary mounting hardware to the commercial market for adaptation to the structure and architecture of existing buildings.

Industrial Applications

Management believes that VAWT System applications such as those offered by the Company are superior to traditional Horizontal Axis Wind Turbines “HAWT”. The size, cost and noise factor of the HAWT are prohibitive. Our vertical design will contribute to allowing the industrial sector to satisfy the need for consumption. Furthermore, due to our simplicity of design, our VAWT’s can be manufactured on a large scale in fabrication factories throughout the world.  Lucrative incentives are being offered to encourage renewable energy production and use, in the form of rebates and tax credits which should enhance customer interest and sales.

Oil Rigs and Off-Shore Platforms

Many off-shore locations receive relatively steady reliable winds and our VAWT Systems could produce a continuous supply of energy reducing the need for hydrocarbon based electrical generation. Our systems could allow for auxiliary and emergency power needs in addition to maintaining daily functions.

Ships

Ships create an optimum use for our VAWT Systems.  While travelling over water, Ships are also powering through the air, thus creating a reliable and steady supply of wind. VAWT’s could be mounted throughout a ship’s superstructure to produce continuous supplementary energy to offset fuel consumption or for emergency use. Various candidates include tankers, cruise ships, cargo ships and military vessels.  For example, Helix turbines can be seen in San Francisco on a ferry that travels to Alcatraz.

Islands and Other Remote Facilities

All sizes of islands are extremely dependent upon fuel feed generators and importation of the fuel can be costly. Our VAWT Systems are ideal for islands and other remote facilities as they are being designed to withstand various climates.  The advantages are many:  flexibility in various locations, ease of installation, strength and durability, virtually no maintenance and their ability to withstand harsh climates.

Communications Towers and Bridges

Various towers and bridges are subject to Federal Aviation Authority requirements to provide 24/7, 365 days per year illumination.  Our VAWT Systems can easily be installed on any tower or bridge.  They can operate the tower or bridge lights and/or provide a backup power supply as well as generating revenue if connected to the power grid.

Lighting billboard signage is an ideal use for deriving backup or primary power from our turbines.

Funding

After acquiring BCO Hydrocarbon, SEI has raised approximately $2.4M.  These funds have been used for research and development of the WindCharger™.  SEI remains debt free at this time. Dieter Sauer, CEO and President of SEI, has not sold one share that he received at the outset of the BCO and Sauer acquisition.  He is committed to this project.

In 2012 and 2013 we entered into two agreements with different potential lenders which have been terminated.

As of February 27, 2015 we entered into two agreements with Beaufort.  The agreements were the EPA and a Registration Rights Agreement which, taken together, require us to file a registration statement on Form S-1 for the shares of common stock underlying the EPA and subject to various limitations set forth in the EPA, requires Beaufort to purchase up to $3,000,000 worth of our common stock at a price equal to 72% of the Market Price of our common stock.  The EPA requires  us to register the resale of the shares to be purchased thereunder under the Securities Act of 1933, as amended, on Form S-1 principally at our expense (although Beaufort has paid our legal fees in this connection) and Beaufort’s obligations to purchase our common stock do not come into effect until the Registration Statement is ordered effective.  This prospectus is a part of that Registration Statement.

Management can give no assurance that any additional capital will be raised or that SEI’s VAWT’s will be successfully marketed or that, if marketed, they can be marketed profitably.

Future Plans

There are several ideas on the drawing board at Sauer Energy®.  The time frame within which they are completed will depend upon the availability of funding and the results of our initial efforts. Among these plans are:

•

SEI has plans to make the purchase of renewable energy more accessible to consumers in the current economic climate by offering third-party financing options.  In SEI’s opinion, this will expand the customer base considerably and create a significant advantage.

•

SEI plans to offer an around-the-clock monitoring and data collecting system so that customers can access the actual renewable energy output from their turbine.

•

SEI has plans for automobile solutions that will enhance the performance of electric vehicles by creating electricity as they are driven.

•

SEI plans to make compatible batteries available for the turbine systems for off-grid rural applications, such as water pumping, irrigation, purification and delivery for drinking and/or general use.

•

SEI plans to further develop its emergency backup cart that provides electricity to charge batteries and for use in communication, lights, medical equipment, etc.  WindCharger technology was designed for immediate use, the cart can be a welcome addition to the military and to FEMA for emergency and routine use.

•

While our initial VAWT designs are smaller scale, we may design large VAWT Systems in the future that can be placed off-shore along a coastal environment to catch on and off shore wind. We believe these systems will be more efficient, less noisy and more bird friendly than HAWTs currently considered for such projects. The principles of our VAWT Systems could be used underwater to take advantage of tidal flows in the ocean, streams and rivers.

•

In addition to the aforementioned applications, there are several emerging markets for small wind solutions that the SEI is pursuing as it continues to diversify and broaden its product portfolio.  For example, oil and gas producers have become motivated to adopt renewable energy and we plan to address the need for redundant backup power for pumping at remote well head locations.

Small Wind Turbine Industry Overview

According to the US Department of Energy, 68% of the wind turbines installed in the United States over the past 10 years were distributed wind systems, and that market is growing. The 10-year cumulative installed distributed wind energy capacity in the United States has grown 27% since 2011 and increased more than 24-fold since 2003. Distributed wind capacity additions grew 62% in 2012 compared to 2011, bringing the total U.S. distributed wind energy capacity to 812 MW.

Approximately 3,800 wind turbines totaling 175 MW of distributed wind capacity were installed in 2012 alone, with 138 MW of that capacity from utility-scale turbines (greater than 1 MW in size), 19 MW from mid-size turbines (101 kW to 1 MW in size), and 18.4 MW from small turbines (up through 100 kW in size). Nine of the top 10 distributed wind turbine models installed domestically in 2012 were made in the United States. Domestic sales from U.S. small wind suppliers accounted for an 86% share of the 2012 U.S. small wind market capacity, up from 80% in 2011.

Although wind is the fifth largest source of power in the USA, at approximately 4%, wind has barely begun to penetrate the renewable energy market potential, according to Global Wind Energy Council.

By the end of 2012, more than 150,000 small wind turbines were installed in the United States. Today, U.S. manufacturers account for more than 70 percent of the U.S. small turbine market.

According to the American Wind Energy Association, “The electricity generated by American wind power has more than tripled since 2008 not only due to significant growth in new wind projects but also technology innovation leading to more productive wind turbines.”

Governmental Regulation

There are no Federal-level regulations that specifically control the sale, distribution and installation of small wind turbines beyond general small business regulations.  However, each state regulates the sale, installation and interconnection of alternative energy within their state.  Utilities are required to interconnect and purchase renewable energy from small wind systems under the Public Utility Regulatory Policies Act of 1978 (“PURPA”), and individual utilities are permitted to regulate that process.

Property owners can take advantage of tax credits at 30% of installed units, up to $4,000.  This credit remains in place until December 31, 2016.  Rebates and incentives are offered by most states.  Property owners are also able to depreciate their units.

Local zoning laws and regulations may impose special requirements on the installation of our turbines now or in the future, but we are not aware of any specific regulations.

Competition

We compete with all energy suppliers, including utilities and manufacturers of energy producing equipment.  We believe that there are 95 U.S. small wind turbine companies.  Of those, the majority are in the start-up phase.  However, a few have longer operating histories or greater name recognition such as Wepowereco, Windside Production Ltd., Windspire Energy and OregonWind Inc.  Companies in other countries also produce small wind turbines.  We also compete with solar-thermal and solar-photovoltaics systems.  However, solar power installations are significantly more expensive than our VAWT Systems.  We also feel that our turbine systems are a great complement to those who already employ solar systems, as they can work 24 hours and produce electricity at times when solar is ineffective.

We intend to compete on price and because our design is highly efficient, aesthetically pleasing, and reliable.

In 2006, President Bush emphasized the nation’s need for greater energy efficiency and a more diversified energy portfolio. This led to a collaborative effort involving the Department of Energy, National Renewable Energy Laboratories and others to explore a modeled energy scenario in which wind provides 20% of U.S. electricity by 2030.  This has been endorsed by the American Wind Energy Association and has become our national goal as well.  Currently, we are at over 4%.  Management believes we have the competitive advantage of offering the right product at the right time.

Research and Development

We have focused our research and development on the quality and efficiency of our wind turbine systems.  Extensive technical development has been completed and is ongoing. We are targeting our market for sales expansion.  Future research and development will be focusing on scaling up our turbine systems for service to larger buildings, like apartment complexes, hospitals and office buildings.   We spent approximately $128,387 in fiscal 2014 on research and development, approximately $91,493 on research and development in 2013, and approximately $39,614 on research and development during the first three months of the current fiscal year.  We anticipate that our research and development expenditures will continue to rise in the current year if we are able to secure financing so that we have the resources to pursue these efforts.  In the year ended August 31, 2011 we conducted third party testing at the University of Washington Aeronautical Laboratory, a testing organization under the University's Department of Aeronautics and Astronautics.  The primary aerodynamic testing facility is the F. K. Kirsten Wind Tunnel.  We have done our third-party wind tunnel testing at their facility in the past and look forward to utilizing their facility for continued research and development testing.

Manufacturing

Management believes that SEI’s VAWTs’ innovative design and utility make it highly efficient and cost effective to own and operate. The initial product we plan to launch will be the WindCutter™ model.  The aluminum blades are being manufactured by Tower Extrusions, Ltd., using the extrusion process.  The WindCutter has achieved maximized performance utility with its proprietary, direct drive, axial-flux permanent magnet generator (PMG) that was expressly designed to work in tandem with it.  The optimum cut-in and cut-out speeds, required voltage ranges and lack of cogging is due to a special harmony between the blades and generator.  This match has presented higher economic efficiency, energy yield, reliability and longevity.  The net result to the consumer can translate into a relatively shortened term for return of investment (ROI).

The other components of our products are available from several sources at prices we deem reasonable.  We established an assembly facility during fiscal year 2013, and will begin commercial assembly during 2015.

With regard to the WindCharger, although we had previously agreed to outsource the manufacturing process to VEC Technologies, LLC (“VEC”) in Pennsylvania, we discovered in August, 2014, that the Pennsylvania VEC plant was being shutdown, thus negating all plans to outsource the manufacturing process to VEC. Accordingly, we have decided to wait until the WindRider is being distributed and installed before we begin the manufacturing process, marketing and distributing the WindCharger.

Employees

As of August 31, 2014, we had 16 independent contractors. We retain a limited number of independent contractors to perform projects on an “as needed basis”.   Due to our preliminary early phase operations we have not engaged employees to date, but as we enter the manufacturing stage we anticipate that we will hire employees.  We believe our relationships with our current independent contractors are good.  To implement our business strategy, we expect, over time, continued growth in our independent contractor and infrastructure requirements, particularly as we expand our engineering, sales and marketing capacities going forward.  As the company begins to sell wind turbines, we will be restructuring and our officers will become employees of the Company.

Company Philosophy

We strive to embrace, support and enact, within our sphere of influence, a set of core values that define us.

Our Duty to Ourselves

With honesty and integrity at the heart of us as individuals and as a company, our sincerity will be evident.

Our Duty to Each Other

Working as a team with fairness and respect for each other and for our company as a whole will always produce a winning combination.

Our Duty to Our Shareholders

Our Shareholders are partnering alongside us and placing their faith in us.  They share our expectations and vision for growth and diligent use of their investment in us and in our company.

Our Duty to Our Consumers

This business revolves around the Consumers, not the other way around.  We must live up to their trust in the quality, value, effectiveness, reliability, and safety of our products, and also in the integrity of what we say and do.

Our Duty to Our Vendors

The list of those with whom we choose to do business is based on clarity, honesty, reliability, accountability and trust.  Only then, will our product maintain the standards we have set for quality and dependability our consumers can expect.

Our Duty to Our Dealers and Distributors

These individuals represent our products and our company and deserve all the assistance we can give them.  Their reliance on our honest representations regarding our products and our company sits at the center of our relationship with them.

Our Duty to Our Community, Our Nation, and Our World

Our commitment to the environment is paramount.  We strive to create products that are least invasive in their output to the atmosphere, at less cost, with the smallest possible carbon footprint.

Management believes that the foregoing commitments will not only enhance the spheres in which we operate but will also result in returns to our investors.

MARKET PRICE OF COMMON STOCK AND OTHER STOCKHOLDER MATTERS

Our common stock is currently quoted on the OTCQB, which is sponsored operated by OTCMarkets, Inc.. The OTCQB is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current "bids" and "asks," as well as volume information. Our shares are quoted on the OTCQB under the symbol "SENY."

The following table sets forth the range of high and low bid quotations for our common stock for each of the periods indicated as reported by the OTCQB. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

TRADING MARKET

Quarter Ended	High Closing Price		Low Closing Price
November 30, 2014	$0.	16	$0.	10

Fiscal Year Ended August 31, 2014

	High Closing Price	Low Closing Price

First Quarter	$0.23	$0.12

Second Quarter	$0.13	$0.10

Third Quarter	$0.13	$0.08

Fourth Quarter	$0.19	$0..05

Fiscal Year Ended August 31, 2013

	High Closing Price	Low Closing Price

First Quarter	$0.31	$0.20

Second Quarter	$0.25	$0.13

Third Quarter	$0.35	$0.08

Fourth Quarter	$0.40	$0.22

The high and low bid prices for shares of our common stock on March 11, 2015, was $0. 07 and $0.06 per share, respectively, based upon bids that represent prices quoted by broker-dealers on the OTCQB.

Penny Stock

Our stock is considered to be a penny stock. The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a market price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statement showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement as to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity for our common stock. Therefore, stockholders may have difficulty selling our securities.

Holders

As of March 17, 2015, we had 126 shareholders of record and 118,151,368 common shares issued and outstanding.  The number of holders does not include the shareholders for whom shares are held in a "nominee" or "street" name.

Dividends

Since its organization, the Company has not paid any cash dividends on its common stock, nor does it plan to do so in the foreseeable future.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

We do not have any equity compensation plans.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the notes to those statements included elsewhere in this prospectus. This discussion includes forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under "Risk Factors" and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Certain statements contained herein, including statements regarding the anticipated development and expansion of our business, our intent, belief or current expectations, primarily with respect to our future operating performance and other statements contained herein regarding matters that are not historical facts, are "forward-looking" statements. Future filings with the Securities and Exchange Commission, future press releases and future oral or written statements made by us or with our approval, which are not statements of historical fact, may contain forward-looking statements, because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  All forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made.

Overview

We caution you that reliance on any forward-looking statement involves risks and uncertainties, and that although we believe the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions could be incorrect.  In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements.  We do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.  Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements include the following:

RESULTS OF OPERATIONS

FY  2014 v. FY2013

We have not realized any revenue through August 31, 2014.  Our operating expenses decreased to $768,278 for FY 2014 from $1,348,363 in FY 2013 primarily as a result of fees related to FY 2014 expenses in connection with a reclassification of direct costs and legal fees related to patents and trademarks, a reclassification of the settlement of Sauer v. Eclipse whereby about half of the commitment shares were allowed to be sold and 700,000 shares were returned to treasury.  Consulting expenses decreased in FY 2014 to $140,364 from $418,629 in FY 2013 to due to having proved our concept and devoting resources to calibrating our turbines to harmonize with peripheral components.  These overall decreases in expenses were offset by increases in financing costs and other non-operating expenses resulted in our net loss decreasing to $2,218,630 in FY 2014 from $2,244,830 in FY 2013.  We anticipate continued increased costs associated with increased levels of operation and our manufacturing and marketing processes which will begin in the current fiscal year.

Three months ended November 30, 2014 v. Three months ended November 30, 2013

Now that we are transitioning out of the development stage, research and development expenses have increased from $23,705 for the three months ended November 30, 2013, to $39,614 for the three months ended November 30, 2014. Other expenses include consulting of $24,131 for the three months ended November 30, 2013, and $43,814 for the three months ended November 30, 2014; professional fees of $52,091 for the three months ended November 30, 2013, and $28,425 for the three months ended November 30, 2014; and other general and administrative expenses of $87,278 for the three months ended November 30, 2013, and $95,040 for the three months ended November 30, 2014. We had a loss from operations of $187,205 or $(0.00) per share for the three months ended November 30, 2013, which increased to a loss of $206,893 or $(0.00) per share for the three months ended November 30, 2014.  As we transition from research and development to early stage manufacturing during calendar

2015, we anticipate that our research and development expenses and consulting expenses will continue to decrease while other expenses by category will continue to fluctuate, and we will begin to approach a time when we can recognize revenue from sales and material and manufacturing costs will be incurred.

LIQUIDITY AND CAPITAL RESOURCES

Net cash flows used in operating activities for the quarter ended November 30, 2014, was $183,337.  We had $277,526 cash on hand at November 30, 2014.

As of February 27, 2015, the Registrant entered into two agreements with Beaufort Capital Partners, LLC a New York limited liability company (“Beaufort), an Equity Purchase Agreement (the “EPA”) and a Registration Rights Agreement (the “RRA”).  The two agreements we filed as exhibits to the Registrant’s Current Report on Form 8-K dated March 6, 2015, and the Registrant’s Registration Statement of which this prospectus forms a part and the following summary is qualified in its entirety by reference to such exhibits.

The agreements required the Registrant to file a registration statement for the common stock underlying the EPA. Subject to various limitations set forth in the EPA, Beaufort, after effectiveness of such registration statement, is required to purchase up to $3,000,000 worth of the Registrant’s common stock at a price equal to 72% of the market price as determined under the EPA (prior five trading days).  The EPA provides for volume limitations on the amount of shares that Beaufort must purchase at any time and provides that the Registrant will be paid for the common stock upon electronic delivery of the shares to Beaufort.  Beaufort bore the attorney fees relating to the Registration Statement and is not charging the Registrant any additional fees.

Funds realized through the EPA will be used by the Registrant as working capital for its operations.  There can be no assurance we will be able to raise any funds under the EPA.

If funds raised through the EPA are not sufficient to fund our operations and we intend to rely on the sale of stock in private placements to increase liquidity.  If we are unable to raise cash through the sale of our stock, we may be required to severely restrict our operations.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors and officers as of the date of this prospectus are:

Name	Age	Position(s)
Dieter R. Sauer, Jr.	59	Director and CEO
Ana Sauer	64	Secretary
Jeff Massey	59	Director
Zohreh Hashemi	60	Director

Dieter R Sauer, Jr., was elected a director and our CEO and president on July 25, 2010.  Mr. Sauer founded our operating subsidiary, Sauer Energy, Inc., a California corporation, in August 2008 and has worked for that company since then.

Prior thereto from 2001 he was an independent marketing, sales and business development consultant.   We have not paid any compensation to Mr. Sauer to date.

Ana Sauer was appointed Secretary of the Company to serve at the pleasure of the Board on August 5, 2010.  Ms. Sauer is a co-founder of Sauer Energy, Inc. ®, a Nevada corporation, and serves as its secretary and a director.  She has been licensed as a real estate agent since October of 2007.  From 2004 to 2007, Ms. Sauer was President of Cielle Enterprises, a privately held company, engaged in developing and marketing cosmeceuticals.

Jeff Massey joined our board on December 8, 2010.   Mr. Massey is President and Chief Executive Officer of Asbuilt Information Systems, which he founded in 1990 and built to become one of the largest privately held U.S. professional services firms specializing in a wide variety of software implementation and turnkey solutions for building measurement, tenant and corporate space accounting.  He recently sold Asbuilt Information Systems.

Zohreh Hashemi joined our board on December 8, 2010.  Ms. Hashemi worked for Amgen, Inc., from 2000 through 2009 as a Senior System Engineer.  Prior thereto she held management positions with Sony Pictures Entertainment, BAX Global, Universal Studios and Hughes Aircraft.  As an engineer, she has lead departments in development and implementation controls and procedures and has spent the majority of her career in development of various products.  She also has established strategic manufacturing relationships.

Family Relationships

Dieter R. Sauer, Jr. and Ana Sauer are husband and wife. There are no arrangements or understandings between or among any of the directors, executive officers or other person pursuant to which such person was selected to serve as a director or officer.

Involvement in certain legal proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

•

any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•

any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•

being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

•

being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Term of Office

The term of office of the current directors shall continue until new directors are elected or appointed at an annual meeting of shareholders.

Committees of the Board and Financial Expert

We do not have a separately-designated audit or compensation committee of the Board or any other Board-designated committee. Audit and compensation committee functions are performed by our Board of Directors. We will form such committees in the future as the need for such committees may arise. In addition, at this time we have determined that we do not have an “audit committee financial expert” as defined by the SEC on our Board.

Section 16(A) Beneficial Ownership Reporting Compliance

Based on a review of Forms 3, furnished to the registrant during its most recent fiscal year, it appears that these reports were filed untimely.  However, all reports have been filed and no transactions were engaged in which would give rise to any liability under Section 16(b) of the Exchange Act during the most recent fiscal year:  The untimely filings of the initial reports was occasioned by difficulties in obtaining the required filing codes.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

The following table sets forth all compensation earned during the fiscal years ended August 31, 2014, and August 31, 2013 by (i) our Chief Executive Officer (principal executive officer), (ii) our Chief Financial Officer (principal financial officer), (iii) the three most highly compensated executive officers other than our CEO and CFO who were serving as executive officers at the end of our last completed fiscal year, whose total compensation exceeded $100,000 during such fiscal year ends, and (iv) up to two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of our last completed fiscal year, whose total compensation exceeded $100,000 during such fiscal year ends. We refer to all of these officers collectively as our “named executive officers”.

Summary Compensation Table

Name & Principal Position	Year	Salary	Stock	Option	Awards	Non-Equity	Incentive Plan Compensation	Other Comp.	All Other Comp.
Dieter R. Sauer Jr.,	2014	$80,000	-	-	-	-	-	-	-
CEO (and CFO)	2013	$65,900	-	-	-	-	-	-	-
Ana Sauer,	2014	$19,500	-	-	-	-	-	-	-
Secretary	2013	-	-	-	-	-	-	-	-

4670 Calle Carga, Unit A, Camarillo, CA, 93012-8536

Compensation of Directors

The Company has no standard arrangements in place or currently contemplated to compensate the Company’s directors for their service as directors or as members of any committee of directors.

Employment Agreements

We do not have employment agreements with any of our executive officers or directors.

Termination of Employment

There are no compensatory plans or arrangements, including payments to be received from the Company, with respect to any person named in the Summary Compensation Table set forth above that would in any way result in payments to any such person because of his or her resignation, retirement or other termination of such person’s employment with us.

Employee Benefit Plans

None

Indemnification of Directors and Executive Officers and Limitation of Liability

Nevada law generally permits us to indemnify our directors, officers, employees and agents. Pursuant to the provisions of Nevada Revised Statutes 78.7502, we, as a corporation organized in Nevada, may indemnify our directors, officers, employees and agents in accordance with the following:

(a)   A corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation, against expenses, actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable for breach of his fiduciary duties as a director or officer pursuant to Nevada Revised Statutes 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

(b)    A corporation may indemnify any person who was or is a party or is threatened to be made a party to any action by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable for breach of his fiduciary duties pursuant to Nevada Revised Statutes 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(c)  To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Charter Provisions, Bylaws and Other Arrangements of the Registrant

Our Certificate of Incorporation, as amended, does not contain any specific language enhancing or limiting the Nevada statutory provisions referred to above.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding beneficial ownership of our common stock as of the date of this prospectus by (i) any person or group with more than 5% of any class of voting securities, (ii) each director, (iii) our chief executive officer and each other executive officer whose cash compensation for the most recent fiscal year exceeded $100,000 and (iv) all such executive officers and directors as a group. Unless otherwise specified, the address of each of the persons set forth below is in care of the Company, 4670 Calle Carga, Unit A, Camarillo, CA, 93012-8536. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table to our knowledge have sole voting and investment power with respect to all shares of securities shown as beneficially owned by them.

NAME and ADDRESS OF BENEFICIAL OWNER (1)	OFFICE	AMOUNT and NATURE of BENEFICIAL OWNERSHIP	PERCENT OF CLASS (3)
Dieter Sauer, Jr. (2)	Director, CEO, President	39,812,500 common shares held directly	35%
Ana Sauer (2)	Secretary	0	0%
Jeff Massey	Director	20,000	0%
Zoreh Hashemi	Director	20,000
St George Investments, LLC (4)	None	2,502,240	2.17%
303 East Wacker Drive, Suite 1200 Chicago, IL 60601
All Officers and Directors as a group (4 Persons)		39,852,500 common shares held directly	35%

(1)

The address of all officers and directors is c/o the Company.

(2)

Dieter Sauer, Jr. and Ana Sauer are husband and wife.

The Company does not have any change of control or retirement arrangements with its executive officers.

(3)

Based on 118,151,368 shares issued and outstanding.

(4)

Based on a Schedule 13G filed on February 19, 2015.  St George Investments, LLC, controlled by Fife Investments, Inc. and by John Fife.  This includes the maximum number of shares which might be acquired upon conversion. St. George is prohibited from affecting any conversion which would result in their owning more than 9.99% of our stock.

Changes in Control

We know of no contractual arrangements which may at a subsequent date result in a change of control in the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Dieter R. Sauer, Jr. acquired 39,812,500 shares of our common stock from our then CEO Malcolm Albery, in exchange for (i) $55,200; (ii) the contribution of his shares in our operating subsidiary to us; and (iii) and the assignment of certain patents to us.

Upon their appointment as directors each of Jeff Massey and Zohreh Hashemi were awarded 20,000 shares of our common stock.

Director Independence

We believe that our directors, Jeff Massey and Zohreh Hashemi  are considered “independent” under Rule 400(a)(15) of the National Association of Securities Dealers listing standards due to their lack of any positions with us other than director and minimal stock ownership in us.

SELLING SECURITY HOLDER

The shares to be offered by the selling security holder were or will be issued in private placement transactions by us, each of which was exempt from the registration requirements of the Securities Act. The shares offered hereby are "restricted" securities under applicable federal and state securities laws and are being registered under the Securities Act, to give the selling security holder the opportunity to publicly sell these shares. This prospectus is part of a registration statement on Form S-1 filed by us with the Securities and Exchange Commission under the Securities Act covering the resale of such shares of our common stock from time to time by the selling security holder. No estimate can be given as to the amount or percentage of our common stock that will be held by the selling security holder after any sales made pursuant to this prospectus because the selling security holder is not required to sell any of the shares being registered under this prospectus. The following table assumes that the selling security holder will sell all of the shares listed in this prospectus.

The following table sets forth the name of each person who is offering for resale shares of common stock covered by this prospectus, the beneficial ownership of each selling security holder, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each will own after the offering, assuming they sell all of the shares offered. The term "selling security holder" includes the stockholder listed below and its transferees, assignees, pledges, donees or other successors. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. There are no shares of common stock subject to options, warrants and convertible securities.

Shareholder and Name of Person Controlling	Amount of Shares owned before Offering	Number of shares offered	Amount of shares owned after Offering	Percent of shares held after Offering
Beaufort Capital Partners, LLC(1)	0	23,000,000	0	0	*
Total	0	23,000,000	0	0	*

*	less than 1%

(1) Beaufort Capital Partners, LLC is organized in the State of New York and its managing members are Robert Marino and Lieb Schaeffer.

RELATIONSHIP BETWEEN THE ISSUER AND THE SELLING SECURITY HOLDER

The selling security holder has not at any time during the past three years acted as one of our employees, officers or directors or had a material relationship with us.

PLAN OF DISTRIBUTION

The selling security holder of our common stock and any of its transferees, pledgees, assignees, donees, and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holder may use any one or more of the following methods when selling shares:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the  block as principal to facilitate the transaction;

•

privately negotiated transactions

•

a combination of such methods of sale; or

•

any other method permitted by applicable law.

The selling security holder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the selling security holder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved. The selling security holder and any broker-dealers or agents that are involved in selling the shares of common stock are deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them is deemed to be underwriting commissions or discounts under the Securities Act. Because selling security holder is deemed to be an underwriter within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of common stock will be paid by the selling security holder and/or the purchasers. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling security holder. We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling security holder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. The selling security holder may from time to time pledge or grant a security interest in some or all of the shares owned by it, and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors-in-interest as selling security holders under this prospectus. Upon our company being notified in writing by the selling security holder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing: (i) the name of each such selling security holder and of the participating broker-dealer(s); (ii) the number of shares involved; (iii) the price at which such the shares of common stock were sold; (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and (vi) other facts material to the transaction.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DESCRIPTION OF SECURITIES

The Company’s Certificate of Incorporation authorizes us to issue an aggregate of 650,000,000 shares of Common Stock.  As of the date of this prospectus 118,151,368 shares of our Common Stock were issued and outstanding.  All outstanding shares of Common Stock are of the same class and have equal rights and attributes. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company. All stockholders are entitled to share in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefore.  In the event of liquidation, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities. Holders of Common Stock do not have cumulative or preemptive rights.

Warrants or Convertible Securities

During the fiscal year ended August 31, 2014, the Company entered into four private placement agreements for total cash proceeds of $250,000.  The private placements of 5,000,000 units consist of one (1) share of common stock, par value $0.0001 per share and one (1) common stock purchase warrant with an exercise price of $0.30 and expiring January 31, 2016.  The Company also issued 1,000,000 warrants to an investor in consideration of a loan for $50,000.  These warrants had an exercise price of $0.18 and exercise period of one and a half years.  We also have a convertible note with a principal amount of $475,000 remaining which is convertible into our common stock at 60% of the market price of our stock subject to certain limitations.  If the entire principal balance on the note were converted on March 10, 2015, it would convert into 19,950,000 shares.  However, St. George is prohibited from affecting any conversion which would result in their owning more than 9.99% of our stock or converting more than $50,000 per calendar month.

Transfer Agent

The transfer agent for our common stock is Action Stock Transfer Corporation, 2469 East Fort Union Bl., Suite 214, Salt Lake City, UT 84121.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under Nevada Law and our Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable.

EXPERTS

The financial statements for the years ended August 31, 2014, and August 31, 2013, included in this prospectus have been audited by MartinelliMick, PLLC, 218 North Bernard, 2nd Floor, Spokane, WA, 99201, to the extent and for the periods indicated in their report thereon. Such financial statements have been included in this prospectus and Registration Statement in reliance upon the report of MartinelliMck, PLLC, and upon the authority of such firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon for us by Frank J. Hariton, Esq., White Plains, New York.  Mr. Hariton owns 190,000 shares of our common stock.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and file annual and current reports, proxy statements and other information with the Commission. These reports, proxy statements and other information filed by Sauer Energy, Inc. can be read and copied at the Commission's Public Reference Room at 100 F Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. We will provide to the record holders of our securities a copy of our annual reports containing audited financial statements and such periodic and quarterly reports free of charge upon request. The Commission also maintains a website that contains reports, proxy statements, information statements and other information located at http://www.sec.gov. This prospectus does not contain all the information required to be in the registration statement (including the exhibits), which we have filed with the Commission under the Securities Act and to which reference is made in this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Sauer Energy, Inc.

We have audited the accompanying balance sheets of Sauer Energy, Inc. as of August 31, 2014 and 2013, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended August 31, 2014 and for the period August 7, 2008 (inception) through August 31, 2014. Sauer Energy, Incorporated’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sauer Energy, Inc. as of August 31, 2014 and 2013, and the results of its operations and its cash flows for each of the years in the two-year period ended August 31, 2014 and for the period August 7, 2008 (inception) through August 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 3 to the financial statements, the Company has a history of operating losses, has limited cash resources, and its viability is dependent upon its ability to meet future financing requirements. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MartinelliMick PLLC

MartinelliMick PLLC

MartinelliMick PLLC

MartinelliMick PLLC

Spokane, Washington

December 15, 2014

SAUER ENERGY, INC.
(A Development Stage Enterprise)
Condensed Balance Sheet
		August 31,
	August 31	2013
	2014	Restated

ASSETS
Current Assets
Cash	$ 459,363	$ 19,178
Petty Cash	1,500	$ -
Prepaid Expenses	593	-
	461,456	19,178

Property and Equipment, net	146,704	62,782

Other Assets
Intangible Assets	1,410,973	1,425,231
Security Deposit	14,000	14,000
	1,424,973	1,439,231

Total Assets	$ 2,033,133	$ 1,521,191

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts Payable and accrued liabilities	$ 21,516	$ 5,267
Convertible Loan and Interest Payable	600,000	424,456
Derivative Liability on Convertible Loans	1,025,000	350,344
Total Current Liabilities	1,646,516	780,067

Stockholders' Equity
Common Stock, $0.0001 par value; authorized
650,000,000 shares issued and outstanding
93,742,564 shares outstanding on August 31, 2013
115,150,246 shares outstanding on August 31, 2014	11,515	9,374
Additional Paid-In Capital	8,191,503	6,329,521
Accumulated deficit during the development stage	(7,816,401)	(5,597,771)
Total Stockholders' Equity	386,617	741,124

Total Liabilities and Stockholders' Equity	$ 2,033,133	$ 1,521,191

The accompanying notes are an integral part of these financial statements.

SAUER ENERGY, INC.
(A Development Stage Enterprise)
Statement of Operations

			Inception
			(August 7 2008)
	For the Year Ended		through
	August 31	August 31	August 31
	2014	2013 (Restated)	2014

Revenue	$ -	$ -	$ -

General and Administrative Expenses:
Professional Fees	115,469	63,201	449,802
Consulting	140,364	418,629	1,353,671
Research & development expense	128,387	91,493	1,042,199
Other general and administrative expenses	384,058	775,040	2,623,907
	768,278	1,348,363	5,469,579

Loss from operations	(768,278)	(1,348,363)	(5,469,579)

Other Income (expense)
Settlement expense	(1,101,685)	-	(1,101,685)
Interest and finance	325,989	(546,123)	(220,137)
Changes in derivative liability	(674,656)	(350,344)	(1,025,000)
	(1,450,352)	(896,467)	(2,346,822)

(Loss) before taxes	(2,218,630)	(2,244,830)	(7,816,401)

Provision (credit) for taxes	-	-	-

Net (Loss)	$ (2,218,630)	$ (2,244,830)	$ (7,816,401)
	-		-

Basic earnings (loss) per common share,
basic and diluted:	$ (0.02)	$ (0.02)
Weighted average number of common
shares outstanding, basic	102,456,356	90,897,168

The accompanying notes are an integral part of these financial statements.

SAUER ENERGY, INC.
(A Development Stage Enterprise)
Statement of Stockholders' Equity

For the period from inception (August 7, 2008) to August 31, 2014

					Accumulated
					Deficit	Total
	Common Stock		Additional		during the	Shareholders'
	Number of		Paid-In	Share	Development	Equity
	Shares	Amount	Capital	Subscriptions	Stage	(Deficit)

Inception: August 7, 2008	-	$ -	$ -		$ -	$ -
Shares issued for cash	500,000	500	12,000			12,500
Recapitalization	(499,675)	(500)	500			-
Development stage net (loss)					(45,541)	(45,541)
Balances August 31, 2008	325	$ -	$ 12,500		$ (45,541)	$ (33,041)
Shares issued for cash	138,937,175	13,894	(13,894)			-
Development stage net (loss)					(12,666)	(12,666)
Balances August 31, 2009	138,937,500	$ 13,894	$ (1,394)		$ (58,207)	$ (45,707)
Shares cancellation	(67,437,500)	(6,744)	6,744			-
Shares subscription for cash			157,200			157,200
Development stage net (loss)					(214,899)	(214,899)
Balances August 31, 2010	71,500,000	$ 7,150	$ 162,550		$ (273,106)	$ (103,406)
Shares issued for service fee	552,900	55	664,675			664,730
Shares subscriptions for cash				63,910		63,910
Shares issued for cash	3,537,849	354	856,899			857,253
Development stage net (loss)					(1,366,199)	(1,366,199)
Balances August 31, 2011	75,590,749	$ 7,559	$ 1,684,124	$ 63,910	$ (1,639,305)	$ 116,288
Shares subscriptions for cash				334,893		334,893
Shares issued for cash	1,275,357	128	382,473	(382,601)	-	-
Shares issued for services	522,000	52	266,168			266,220
Shares issued for services	200,000	20	102,180	(200)		102,000
Shares issued for services	535,000	53	272,797			272,850
Stock issued for cash	650,000	65	194,935			195,000
Corrected error in stock			1,002	(1,002)		-
Shares issued for cash	24,000	2	5,998			6,000
Shares issued for legal fees @$0.60	125,000	13	74,987			75,000
Shares issued for legal fees	25,000	3	14,997			15,000
Shares issued for services	363,000	36	123,384			123,420
Shares issued for intangibles and equipment	6,000,000	600	1,499,400			1,500,000
Share subscriptions				180,000		180,000
Share subscriptions				7,000		7,000
Shares issued for cash	808,000	81	201,919	(202,000)		-
Shares issued for services	100,000	10	11,990			12,000
Shares issued for services	1,000,000	100	119,900			120,000
Development stage net (loss)					(1,713,636)	(1,713,636)
Balances August 31, 2012	87,218,106	$ 8,722	$ 4,956,254	$ -	$ (3,352,941)	$ 1,612,035
Shares issued for cash pursuant to an investment agreement	950,980	95	119,905			120,000
Shares issued for cash	200,000	20	49,980			50,000
Shares issued for services	100,000	10	20,990			21,000
Shares issued for commitment fees	1,479,963	148	324,852			325,000
Shares issued for services	12,000	1	2,519			2,520
Shares issued pursuant to 1st Amendment	2,000,000	200	429,800			430,000
Shares issued for services	240,000	24	28,776			28,800
Shares issued for services	250,000	25	24,975			25,000
Shares issued for PPM	400,000	40	99,960			100,000
Certificate #4339 recalled	(1,479,963)	(148)	(324,852)			(325,000)
Shares issued for services	220,000	22	74,778			74,800
Shares issued for services	50,000	5	16,995			17,000
Shares issued for services	200,000	20	67,980			68,000
Shares issued for services	50,000	5	16,995			17,000
Shares issued for services	50,000	5	16,995			17,000
Shares issued for services	35,000	4	11,897			11,901
Shares issued for services	100,000	10	33,990			34,000
Shares issued for services	35,000	4	11,896			11,900
Certificate #4339 reissued	1,479,963	148	324,852			325,000
Shares issued to repay loan	151,515	15	19,985			20,000
Development stage net (loss)					(2,244,830)	(2,244,830)
Miscellaneous adjustment		(1)	(1)			(2)
Balances August 31, 2013 (Restated)	93,742,564	$ 9,374	$ 6,329,521	$ -	$ (5,597,771)	$ 741,124
Shares issued to repay loan, interest and fees	110,375	11	9,989			10,000
Shares issued to repay loan, interest and fees	200,000	20	13,580			13,600
Shares issued to repay loan, interest and fees	500,000	50	27,950			28,000
Shares issued for cash pursuant to equity line of credit (LOC)	555,720	56	74,944			75,000
Shares issued to repay loan, interest and fees	300,000	30	20,130			20,160
Shares issued for cash per LOC	250,000	25	26,375			26,400
Shares issued for cash per LOC	300,000	30	30,834			30,864
Shares issued for cash per LOC	300,000	30	32,106			32,136
Outstanding warrant expense			18,094			18,094
Shares issued to repay loan	290,000	29	19,285			19,314
Shares issued for cash per LOC	300,000	30	29,634			29,664
Shares issued for cash per LOC	300,000	30	28,722			28,752
Shares issued to repay loan, interest and fees	300,000	30	18,150			18,180
Shares issued for cash per LOC	332,742	33	29,967			30,000
Shares returned to Treasury pursuant to settlement with Eclipse Advisors, LLC	(700,000)	(70)	(196,805)			(196,875)
Shares issued to repay loan, interest and fees	349,097	35	29,965			30,000
Shares issued to repay loan, interest and fees	310,000	31	15,035			15,066
Shares issued for cash per LOC	500,000	50	41,462			41,512
Shares issued to repay loan, interest and fees	500,741	50	24,286			24,336
Shares issued for cash per LOC	330,235	33	26,967			27,000
Shares issued for cash per LOC	312,500	31	24,969			25,000
Shares issued for cash per LOC	577,741	58	49,942			50,000
Shares issued for cash per LOC	371,645	37	34,963			35,000
Shares issued for cash per LOC	400,000	40	37,976			38,016
Shares issued for cash per LOC	352,936	35	34,965			35,000
Shares issued for cash per settlement	2,000,000	200	299,800			300,000
Shares issued per mediation settlement with St. George Investments	5,000,000	500	649,500			650,000
Shares issued for cash per LOC	320,000	32	32,301			32,333
Shares issued for cash per LOC	310,000	31	27,294			27,325
Shares issued for cash per LOC	310,000	31	25,582			25,613
Shares issued for services	500,000	50	24,950			25,000
Shares issued for cash per LOC	300,000	30	20,245			20,275
Share subscriptions	3,000,000	300	149,700			150,000
Share subscriptions	1,000,000	100	49,900			50,000
Shares issued for cash per LOC	323,950	32	19,970			20,002
Share subscriptions	500,000	50	24,950			25,000
Share subscriptions	500,000	50	24,950			25,000
Outstanding warrant expense	-	-	9,355			9,355
Miscellaneous adjustment	-	1	-			1
Development stage net profit	-	-	-		(2,218,630)	(2,218,630)

Balances August 31, 2014	115,150,246	$ 11,515	$ 8,191,503	$ -	$ (7,816,401)	$ 386,617

The accompanying notes are an integral part of these financial statements.

SAUER ENERGY, INC.
(A Development Stage Enterprise)
Statement of Cash Flows

			Inception
			(August 7 2008)
	For the Year Ended		through
	August 31	August 31	August 31
	2014	2013 Restated	2014
Cash flows from operating activities:
Net (loss)	$ (2,218,630)	$ (2,244,830)	$ (7,816,401)
Adjustments to reconcile net loss to			-
net cash provided (used) by operating activities:			-
Security Deposit	-	-	(14,000)
Amortization	73,962	529,157	603,119
Depreciation	30,169	33,485	95,535
Director fees issued by shares	-	-	48,000
Change in derivative liability	674,650	350,344	1,024,994
Investor relation fees issued by shares	-	-	180,000
Issuance of stock for services or claims	25,000	-	2,672,140
Allocated share based compensation expense			29,890
Adjustment of Warrants	27,449	-	27,449
Terms of Mediation Settlement	778,125	-	778,125
Interest paid by shares and debt	-	73,323	73,323
Changes in operating assets and liabilities:
Inventory	-	1,000	-
Prepaid Expenses	(593)	-	(593)
Accounts payable and accrued expenses	16,249	5,267	21,516
Net cash flows (used by) operating activities	(593,619)	(1,252,254)	(2,276,903)

Cash flows from investing activities:
Purchase of furniture and equipment	(114,091)	(3,700)	(136,736)
Purchase of intangible assets	(59,704)	(479,388)	(539,092)
Net cash (used by) investing
activities	(173,795)	(483,088)	(675,828)
Cash flows from financing activities:
Proceeds from loans	204,200	351,132	830,022
Repayment on loans	-	(7,487)	(230,022)
Proceeds from shareholders' loan	-		82,256
Payment on shareholders' loan	-	(10,000)	(82,256)
Proceeds from issuance of common stock, net of costs	754,899	1,373,920	2,563,594
Subscriptions received	250,000	-	250,000
Net cash (used by) provided
by financing activities	1,209,099	1,707,565	3,413,594

Net increase (decrease) in cash	441,685	(27,777)	460,863
Cash, beginning of the period	19,178	46,955	-

Cash, end of the period	$ 460,863	$ 19,178	$ 460,863

Supplemental cash flow disclosure:
Interest paid	$ 27,667	$ 72,467	$ 100,133
Taxes paid	$ -	$ -	$ -

Non Cash Investing and Financing Activities
Acquisition of intangible assets by shares	$ -	$ -	$ 1,472,500
Acquisition of equipment by shares	-	-	24,000
	$ -	$ -	$ 1,496,500

The accompanying notes are an integral part of these financial statements.

SAUER ENERGY, INC.

NOTES TO AUDITED FINANCIAL STATEMENTS

AUGUST 31, 2014

NOTE 1

ORGANIZATION AND NATURE OF OPERATIONS

Organization

Sauer Energy, Inc. was incorporated in California on August 7, 2008. The Company was incorporated to develop and market wind power electric generators.

Current Business of the Company

On July 25, 2010, the Company executed a plan of reorganization with BCO Hydrocarbon Ltd., a Nevada exploration stage enterprise, in which Sauer Energy Inc. became a subsidiary of BCO.  BCO changed its name to Sauer Energy, Inc.

The Company leases warehouse/office facilities in Camarillo, California, in which the Company develops wind power technology.  A production prototype of a vertical axis wind turbine (“VAWT”) has been developed.  Its compact size is aimed at the small business and home market. The company is focused on plans to manufacture and distribute the product.  In May, 2012, the acquisition of the entire assets of a wind turbine company added two more wind turbine models to the Company, together with patents and a distribution network. During 2013 and 2014, the Company continued to develop its technology.

NOTE 2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These financial statements have been prepared using the basis of accounting generally accepted in the United States of America. Under this basis of accounting, revenues are recorded as earned and expenses are recorded at the time liabilities are incurred. The Company has adopted August 31 as the fiscal year-end.

Cash and Cash Equivalents

The Company considers all liquid investments with a maturity of three months or less from the date of purchase that are readily convertible into cash to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Financial Accounting Standards Board issued   ASC (Accounting Standards Codification) 820-10 (SFAS No. 157), “Fair Value Measurements and Disclosures" for financial assets and liabilities. ASC 820-10 provides a framework for measuring fair value and requires expanded disclosures regarding fair value measurements.  FASB ASC 820-10 defines fair value as the price that would be received for an asset or the exit price that would be paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date.  FASB ASC 820-10 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs, where available. The following summarizes the three levels of inputs required by the standard that the Company uses to measure fair value:

•

Level 1:  Quoted prices in active markets for identical assets or liabilities.

•

Level 2:  Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities.

•

Level 3:  Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

•

The carrying amounts of the Company’s financial instruments as of August 31, 2013, reflect

Cash:  Level One measurement based on bank reporting.

•

Level 2   Loans from Officers and related parties: Level 2 based on promissory notes.

Federal income taxes

The Company utilizes FASB ACS 740, “Income Taxes”, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. .  A valuation allowance is recorded when, in the opinion of management, it is “more likely-than-not” that a deferred tax asset will not be realized. The Company generated a deferred tax credit through net operating loss carry-forward.  A valuation allowance of 100% has been established.

Interest and penalties on tax deficiencies recognized in accordance with ASC accounting standards are classified as income taxes in accordance with ASC Topic 740-10-50-19.

Research and development costs

The Company expenses costs of research and development cost as incurred. The costs for the fiscal years ended August 31, 2014, and August 31, 2013, were $128,387 and $91,493 respectively.

Advertising and marketing expenses

Costs for advertising and marketing for the fiscal years ended August 31, 2014and 2013were $9,387 and $7,229respectively.

Stock-based Compensation

The Company records stock-based compensation in accordance with ASC 718, Compensation – Stock Based Compensation and ASC 505, Equity Based Payments to Non-Employees, which requires the measurement and recognition of compensation expense based on estimated fair values for all share-based awards made to employees and directors, including stock options.

ASC 718 requires companies to estimate the fair value of share-based awards on the date of grant using an option-pricing model. The Company uses the Black-Scholes option-pricing model as its method of determining fair value. This model is affected by the Company’s stock price as well as assumptions regarding a number of subjective variables. These subjective variables include, but are not limited to the Company’s expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors. The value of the portion of the award that is ultimately expected to vest is recognized as an expense in the statement of operations over the requisite service period.

All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.

Basic and Diluted Earnings (Loss) Per Share –

Net loss per share is calculated in accordance with FASB ASC 260, Earnings Per Share, for the period presented. Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. The Company has potentially dilutive securities outstanding consisting of warrants to purchase common stock, (see Note 13) and the conversion of convertible loans (see Note 8).  However their exercise would be anti-dilutive, since the Company is in a loss position, and they are not counted in the calculation of loss per share.  The total common stock equivalents on a fully diluted basis at August 31, 2014 and 2013 were 19,300,000 and 5,200,698, respectively.

Development Stage Company - The Company is considered a development stage company, with no operating revenues during the periods presented, as defined by FASB Accounting Standards Codification ASC 915. ACS 915 requires companies to report their operations, shareholders’ deficit and cash flows since inception through the date that revenues are generated from management’s intended operations, among other things. Management has defined inception as August 7, 2008. Since inception, the Company has incurred an operating loss of $6,783,087. The Company’s working capital has been generated through advances from the principal of the Company and solicitation of subscriptions. Management has provided financial data since August 7, 2008 in the financial statements, as a means to provide readers of the Company’s financial information to be able to make informed investment decisions.

Recent Accounting Pronouncements

Management has considered all recent accounting pronouncements.  The following pronouncement was deemed applicable to our financial statements.

In July of 2013, the Financial Accounting Standards Board (FASB) issuced Accounting Standards Update  (ASU) No. 2013-13,"Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists." The provisions of ASU No. 2013-11 require an entity to present an unrecognized tax benefit, or portion thereof, in the statement of financial position as a reduction to a deferred tax asset for a net operating loss carryforward or a tax credit carryforward, with certain exceptions related to availability. ASU No. 2013-11 is effective for interim and annual reporting periods beginning after December 15, 2013. The adoption of ASU No. 2013-11 is not expected to have a material impact on the Company's Financial Statements until the Company can reasonably project future income. As such, the Company will disclose the Reserve pertaining to the NOL Carryforward in the Notes to the Financial Statements until such time as the Company is able to present the unrecognized NOL in the statement of financial position.

In April of 2014, the FASB issued ASU 2014-08, “Presentation of Financial Statements and Property Plant, and Equipment Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. The amendments in this Update affect an entity that has a component that is disposed of or held for sale. We are evaluating the inclusion of this information should it apply in the future. This pronouncement will be adopted should it become relevant.

In June of 2014, the FASB issued ASU 2014-10, “Development State Entities Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, The amendments in this Update affect entities that are development stage entities under U.S. GAAP. A development stage entity is defined in the Master Glossary of the Accounting Standards Codification as follows: An entity devoting substantially all of its efforts to establishing a new business and for which either of the following conditions exists:

a.

Planned principal operations have not commenced.

b.

Planned principal operations have commenced, but there has been no significant revenue therefrom.

This update applies to the Company as no significant revenue has been received, although there will be no significant impact on the financial statements since the amendments eliminate the requirements for  development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and shareholder equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. This amendment will become effective as of December 15, 2014 for the Company, after which the presentation of the financial statements will be revised as noted above.

In August of 2014, the FASB issued ASU 2014-15,”Presentation of Financial Statements—Going Concern (Subtopic 205-40) Disclosure of Uncertainties about an Entity’s Abiltiy to Continue as a Going Concern. The amendments in this Update apply to all entities and will become effective as of the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. The Company will implement this Update if substantial doubt is ever raised about the Company’s ability to contine as a going concern within one year after the financial statements are issued or at the date the financial statements are available to be issue when applicable.

The Company is reviewing this standard and its effect upon our disclosures in the financial statements.  The Company does not expect that the adoption of the standard will have a material effect upon the Company’s financial statements.

A variety of proposed or otherwise potential accounting standards are currently under study by standard setting organizations and various regulatory agencies.  Due to the tentative and preliminary nature of those proposed standards, the Company’s management has not determined whether implementation of such standards would be material to its financial statements.

Reclassifications

Certain amounts in the prior period financial statements have been reclassified to conform to the current period presentation.  These reclassifications had no effect on reported losses, total assets, or stockholders’ equity as previously reported.

Note 3 – Going Concern

The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has accumulated a deficit of $7,816,401 as of August 31, 2014 and has had no revenues.

In view of these matters, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheets is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to raise additional capital, obtain financing and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. Management plans to raise additional capital through the sale of stock to pursue business development activities.

Note 4 – Property and Equipment

Property and Equipment consisted of the following at August 31, 2014 and August 31, 2013:

	2014	2013
Computers and equipment	$243,880	$132,489
Truck & Trailers	9,400	6,700
Less accumulated depreciation/amortization	(106,576)	(76,407)
Property and equipment, net	$ 146,704	$ 62,782

The Company depreciates its property and equipment using accelerated methods over lives of five or seven years.

Note 5 – Asset Purchase

On May 11, 2012, the Company entered into an Asset Purchase Agreement with St. George Investments LLC, an Illinois limited liability company, to acquire certain assets in foreclosure for 6,000,000 common shares.  The assets were formerly owned by Helix Wind, Inc., a Nevada corporation in the same business as the Company.  The assets and agreed prices were:

Tangible Assets
Equipment	$ 23,000
Supplies	$ 1,000
Inventory	$ 1,000
$ 25,000

Intangible Assets
Goodwill	$ 5,000
Intellectual Property (10 patents, 2 trademarks, network
systems, wind turbine monitoring system, URL)	$1,467,500
Restrictive Covenant	$ 2,500
$1,475,000

Note 6 – Related Party Transactions:

A shareholder of the Company advanced $10,000 to the Company in the prior year ended August 31, 2012.  The balance of the loan was paid off as of August 31, 2013. The loan carried no interest, was unsecured, had no maturity date and was payable upon demand.

Note 7 – Intangible Property

The Company has acquired intangible property in patents, patents pending and goodwill.  The patents are being amortized over their expected lives of not more than seventeen years.  The restrictive covenants were fully amortized as of August 31, 2013.  Those patent costs allocated to pending patents do not begin amortizing until the underlying patent is issued.  If for some reason a patent is not issued the costs associated with the acquisition and the continuation of the application are fully amortized in the year of the denial.

           August 31,

       2014          2013

Patents		$ 109,092	$ 49,388
Purchased Patents		1,467,500	1,467,500
Goodwill		5,000	5,000
Restrictive Covenants			432,500
Less Amortization		(170,619) 7017170170170170	(529,157) 552552($ 2,500
	$ 1,425,231	$ 1,410,973	$1,425,231

Note 8 – Convertible Loans and Interest Payable

The Company entered into note agreements and subsequent modifications and settlements on convertible notes.  These notes are convertible into the Company’s common stock and are due usually within one year.  The notes were issued with original issuance discounts of twelve percent which as immediately convertible into common stock and if the note was not repaid in ninety days the zero percent interest rate was replaced with an immediate prepaid interest charge at ten percent with was subject to conversion.  The Conversion terms were both fixed and variable if the trading prices did not meet the fix conversion price.  See the derivative discussion in Note 9 concerning these loans.

          August 31,

       2014          2013

Convertible Loans and Accrued Interest:

St. George Investments, 10% interest prepaid		$ 600,000	$ 285,800
JMJ Investments, 10% interest prepaid		-	138,656
	$ 1,425,231	$ 600,000	$ 424,456

Note 9 – Derivative Liabilities

The Company entered into certain convertible loan agreements during 2012 and 2013.  These agreements contained terms that allowed for the conversion of the debt into common stock.  The basic agreement was originally with $0.25 conversion prices unless the stock sold at less than $0.25.  If the trades were at less than original term, the debt holders could elect to convert their debt at sixty percent of the lowest trading price in the 25 trading days prior to the conversion notice.  Because of these terms, the debt conversion clause requires that the Company account for these note balances as derivatives valued at the fair market value of the Company’s common stock on the day of any financial reporting period.   At August 31, 2014 and 2013, the fully convertible shares would be 12,500,000 and 3,368,698 common shares, respectively.

          August 31,

       2014          2013

Derivative Liabilities on Convertible Loans:

St. George Investments		$ 1,025,000	$ 235,898
JMJ Investments		-	114,446
	$ 1,425,231	$ 1,025,000	$ 350,344

Note 10 – Commitments and Contingencies

Rental Agreement:

On August 17, 2012, the Company leased a 10,410 square foot “industrial condominium” in Camarillo, California, for three years for monthly lease payments of $7,000 per month. There are no common area costs. All company operations are concentrated at the site.

Lease Commitments – following five fiscal years:

Fiscal year ended

August 31,

2015	84,000

Note 11 - Federal income tax

No provision was made for federal income tax, since the Company has had significant net operating losses. Net operating loss carryforwards may be used to reduce taxable income through the year 2034. The availability of the Company’s net operating loss carryforwards are subject to limitation if there is a 50% or more positive change in the ownership of the Company’s stock,  unless the same or similar business is carried on. The net operating loss carryforward for federal and state income tax purposes was approximately $7,800,000, which will expire in 2029 through 2034 if not utilized.  The Company uses 35% for a composite tax rate to estimate the value of net operating losses for deferred taxes.

The Company as of August 31, 2014 and 2013 recognized net operating losses of approximately $2,200,000 and $2,250,000, respectively.  The total estimated deferred taxes as of August 31, 2014 is $2,730,000.  The net increases for the years ended August 31, 2014 and 2013 are $770,000 and $787,000.   The Company recorded a 100% valuation allowance for the deferred tax asset since it is more likely than not that some part or all of the deferred tax asset will not be realize

Although Management believes that its estimates are reasonable, no assurance can be given that the final tax outcome of these matters will not be different than that which is reflected in our tax provisions. Ultimately, the actual tax benefits to be realized will be based upon future taxable earnings levels, which are very difficult to predict.

The Company may be assessed penalties and interest related to the underpayment of income taxes.  Such assessments would be treated as a provision of income tax expense on the financial statements.  For the year ended August 31, 2014 and 2013, no income tax expense has been realized as a result of operations and no income tax penalties and interest have been accrued related to uncertain tax positions.  The Company files income tax returns in the U.S. federal jurisdiction and in the State of California.  These filings are subject to a three year statute of limitations.  The Company’s evaluation of income tax positions included the years ended August 31, 2014 and 2013, could be subject to agency examinations.  No filings are currently under examination.  No adjustments have been made to reduce the estimated income tax benefit at fiscal year end.  Any valuations relating to these income tax provisions will comply with U.S. generally accepted accounting principles.

Note 12 – Capital Stock

Starting on July 25, 2010, the Company entered into a series of private placement agreements with various investors. The arrangement involved issuing 800,000 units of securities at $0.25 per unit for a total amount of $200,000. Each unit consisted of one (1) share of common stock, par value $0.0001 per share and one (1) common stock purchase warrant expiring July 31, 2012 with an exercise price of $0.50 each. The private placement was oversubscribed and the Company accepted additional private placement funds. As of August 31, 2011, the Company issued 938,000 units of the securities in consideration of funds received of $234,500.

Starting on January 1, 2011, the Company entered into a series of private placement agreements with various investors. The arrangement involved issuing 666,667 units of securities at $0.30 per unit for a total amount of $200,000. Each unit consisted of one (1) share of common stock, par value $0.0001 per share and one (1) common stock purchase warrant expiring July 31, 2013 with an exercise price of $0.60 each. The private placement was oversubscribed and the Company accepted additional private placement funds. As of August 31, 2011, the Company issued 2,599,849 units of the securities in consideration of funds received of $779,955.

During the fiscal year ended August 31, 2011, the Company issued a total of 362,900 shares of common stock to certain consultants as compensation for services. The range of fair value of the stock was $0.75 ~ $1.55. Based on the fair value of the common stock on the day of issuance, $436,730 was charged to consulting expenses.

During the fiscal year ended August 31, 2011, the Company issued 150,000 shares of common stock to an investor relations firm for services to be provided. The fair value of the common stock on the day it was issued was $1.20 per share. Based on the fair value of the stock on the day of issuance, $180,000 was charged to investor relations expenses. A further 1,000,000 shares were issued to the firm in the fiscal year ended August 31, 2012. The fair value of the common stock on the day it was issued was $0.12 per share. Based on the fair value of the stock on the day of issuance, $120,000 was charged to investor relations expenses.  The contract with the firm was cancelled in August, 2012.

During the fiscal year ended August 31, 2011, the Company issued 40,000 shares of common stock as directors’ fees to certain directors of the Company. The fair value of the common stock on the day it was issued was $1.20 per share. Based on the fair value of the common stock on the date of issuance, $48,000 was charged to director fees.

During the period September 1 to October 17, 2011, the Company entered into a series of private placement agreements with various investors involving issuing units of securities at $0.30 per unit. Each unit consisted of one (1) share of common stock, par value $0.0001 per share and one (1) common stock purchase warrant with an exercise price of $0.60 each, expiring July 31, 2013. The private placement was oversubscribed and the Company accepted additional private placement funds. On October 17, 2011 the Company issued 1,275,337 units of the securities in consideration of funds received of $382,601.

On October 17, 2011, the Company issued a total of 522,000 shares of restricted common stock to certain consultants as compensation for services. The fair value of the stock was $0.51.  Based on the fair value of the common stock on the day of issuance, $266,220 was charged to consulting expense.

On October 17, 2011, the Company issued 200,000 shares of common stock to a consulting firm for services to be provided. The fair value of the common stock on the day it was issued was $0.51 per share. Based on the fair value of the stock on the day of issuance, $102,000 less $200 contributed was charged to consulting expense.

On October 17, 2011, the Company issued a total of 535,000 shares of restricted common stock to certain consultants as compensation for services. The fair value of the stock was $0.51.  Based on the fair value of the common stock on the day of issuance, $272,850 was charged to consulting expense.

On December 1, 2011, the Company issued 650,000 units of securities to seven investors at $0.30 per unit for $195,000 cash, pursuant to a private placement agreement. Each unit consisted of one (1) share of common stock, par value $0.0001 per share and one (1) common stock purchase warrant with an exercise price of $0.60 each, expiring July 31, 2013.

On December 1, 2011, the Company issued 24,000 units of securities to an investor at $0.25 per unit for $6,000 cash pursuant to a private placement agreement. Each unit consisted of one (1) share of common stock, par value $0.0001 per share and one (1) common stock purchase warrant with an exercise price of $0.60 each, expiring July 31, 2014.

On January 24, 2012, the Company issued 125,000 shares of common stock at the closing price of $0.60 per share for legal fees of $75,000.

On January 26, 2012, the Company issued 25,000 shares of common stock at the closing price of $0.60 per share for legal fees of $15,000.

On April 30, 2012, the Company issued 363,000 shares of common stock at the closing price of $0.34 per share for services by six providers.  An expense of $123,420 was recorded.

On May 11, 2012, the Company issued 6,000,000 shares of common stock pursuant to an Asset Purchase Agreement for certain wind turbine assets at the agreed price of $0.25 per share, including intangible assets. The fair market value of the assets was recorded, $1,500,000.

On July 31, 3012, the Company issued 808,000 units of securities at $0.25 per unit for $202,000 cash pursuant to a private placement agreement. Each unit consisted of one (1) share of common stock, par value $0.0001 per share and one (1) common stock purchase warrant with an exercise price of $0.50 each, expiring July 31, 2014.

On July 31, 2012, the Company issued 100,000 shares of common stock at $0.12 per share for legal fees of $12,000.

On July 31, 2012, the Company issued 1,000,000 shares of common stock at $0.12 per share for contract services of $120,000.

On September 18, 2012, the Company issued 200,000 units of securities at $0.25 per unit for $50,000 cash pursuant to a private placement agreement. Each unit consisted on one (1) share of common stock, par value $0.0001 per share and one (1) common stock purchase warrant with an exercise price of $0.50 each, expiring March 31, 2014.

On October 10, 2012 the Company issued 950,980shares of common stock at $0.12 per share for cash of $120,000 pursuant to an investment agreement as the commitment fee for an equity line.

On October 10, 2012, the Company entered into a private placement agreement that involved issuing 200,000 units of securities at $0.25 per unit for a total amount of $50,000. Each unit consisted of one (1) share of common stock, par value $0.0001 per share and one (1) common stock purchase warrant expiring March 31, 2014, with an exercise price of $0.50 each.

On December 14, 2012, the Company issued 100,000 shares of common stock for $0.21 per share for consulting services of $21,000.

On December 14, 2012, the Company issued 1,479,963 shares of common stock at $0.22 per share as a commitment fee. The shares were subsequently canceled and have been reissued to the escrow agent until the transaction is quantifiable and completely resolved.

On December 14, 2012, the Company issued 12,000 shares of common stock for $0.21 per share for consulting services of $2,520.

On January 7, 2013, the Company issued 2,000,000 shares of common stock for $0.215 per share pursuant to a restrictive covenant.

On March 12, 2013, the Company issued 240,000 shares of common stock for $0.12 per share for consulting services of $28,800.

On April 5, 2013, the Company issued 250,000 shares of common stock for $0.10 per share for consulting services of $25,000.

On July 12, 2013 the Company issued 220,000 shares of common stock for $0.34 per share for consulting services of $74,800.

On July 12, 2013, the Company issued 50,000 shares of common stock for $0.34 per share for consulting services of $17,000.

On July 12, 2013, the Company issued 200,000 shares of common stock for $0.34 per share for consulting services of $68,000.

On July 12, 2013, the Company issued 50,000 shares of common stock for $0.34 per share for a bonus for consulting services of $17,000.

On July 12, 2013, the Company issued 50,000 shares of common stock for $0.34 per share for a bonus for consulting services of $17,000.

On July 12, 2013, the Company issued 35,000 shares of common stock for $0.34 per share for a bonus for consulting services of $11,900.

On July 12, 2013, the Company issued 100,000 shares of common stock for $0.34 per share for consulting services of $34,000.

On July 12, 2013, the Company issued 35,000 shares of common stock for $0.34 per share for consulting services of $11,900.

On June 4, 2013, the Company entered into a private placement agreement that involved issuing 400,000 units of securities at $0.25 per unit for $100,000 cash pursuant to a private placement agreement. Each unit consisted of one (1) share of common stock, par value $0.0001 per share and two (2) common stock purchase warrants for a total of 800,000 warrants with an exercise price of $0.40 each, expiring July 31, 2015.

On August 16, 2013, the Company issued 151,515 shares of common stock for $19,956 at $0.132 per share pursuant to a convertible note.

On September 16, 2013, the Company issued 110,375 shares of common stock for $10,000 at $0.0906 per share pursuant to a convertible note.

On October 1, 2013, the Company issued 200,000 shares of common stock for $13,600 at $0.06800 per share pursuant to a convertible note.

On October 9, 2013, the Company issued 500,000 shares of common stock for $28,000 at $0.0560 per share pursuant to a convertible note.

Some of the following disclosures are net of wire fees and expenses.

On October 16, 2013, the Company issued 555,720 shares of common stock for $74,915 at $0.16870 per share pursuant to an Equity Purchase Agreement to repay loan, interest and fees.

On November 6, 2013, the Company issued 250,000 shares of common stock for $26,355 at $0.1056 per share pursuant to an Equity Purchase Agreement.

On November 11, 2013, the Company issued 300,000 shares of common stock for $30,819 at $0.10288 per share pursuant to an Equity Purchase Agreement.

On November 14, 2013, the Company issued 300,000 shares of common stock for $20,160 at $0.0672 per share pursuant to a convertible note.

On November 18, 2013, the Company issued 300,000 shares of common stock for $32,091 at $0.1071 per share pursuant to an Equity Purchase Agreement.

On December 2, 2013, the Company issued 290,000 shares of common stock for $19,314 at $0.06660 per share pursuant to a convertible note.

On December 2, 2013, the Company issued 300,000 shares of common stock for $29,619 at $0.09888 per share pursuant to an Equity Purchase Agreement.

On December 9, 2013, the Company issued 300,000 shares of common stock for $28,707 at $0.09584 per share pursuant to an Equity Purchase Agreement.

On January 6, 2014, the Company issued 300,000 shares of common stock for $18,180 at $0.06060 per share pursuant to a convertible note.

On January 9, 2014, the Company issued 332,742 shares of common stock for $29,955 at $0.0902 per share pursuant to an Equity Purchase Agreement.

On January 21, 2014, the Company issued 349,097 shares of common stock for $29,955 at $0.0857 per share pursuant to an Equity Purchase Agreement.

On January 29, 2014, the Company issued 310,000 shares of common stock for $15,066 at $0.0486 per share pursuant to a convertible note.

On February 14, 2014, the Company issued 500,741 shares of common stock for $24,336 at $0.0486 per share pursuant to a convertible note.

On March 3, 2014, the Company issued 330,235 shares of common stock for $26,980 at $0.08176 per share pursuant to an Equity Purchase Agreement.

On March 28, 2014, the Company issued 577,741 shares of common stock for $49,980 at $0.0900 per share pursuant to an Equity Purchase Agreement.

On April 1, 2014, the Company issued 371,645 shares of common stock for $34,980 at $0.0942 per share pursuant to an Equity Purchase Agreement.

On April 9, 2014, the Company issued 400,000 shares of common stock for $37,996 at $0.0950 per share pursuant to an Equity Purchase Agreement.

On April 15, 2014, the Company issued 352,936 shares of common stock for $34,954 at $0.0992 per share pursuant to an Equity Purchase Agreement.

On April 24, 2014, the Company issued 320,000 shares of common stock for $32,277 at $0.1010 per share pursuant to an Equity Purchase Agreement.

On May 7, 2014, the Company issued 310,000 shares of common stock for $27,280 at $0.0880 per share pursuant to an Equity Purchase Agreement.

On May 23, 2014, the Company issued 310,000 shares of common stock for $25,567 at $0.0826 per share pursuant to an Equity Purchase Agreement.

On June 9, 2014, the Company issued 300,000 shares of common stock for $20,229 at $0.06758 per share pursuant to an Equity Purchase Agreement.

On June 23, 2014, the Company issued 323,950 shares of common stock for $19,956 at $0.06174 per share pursuant to an Equity Purchase Agreement.

On May 30, 2014, the Company issued 500,000 shares of common stock for $0.05 per share for consulting services of $25,000.

On July 7, 2014, the Company entered into a private placement agreement that involved issuing 5,000,000 units of securities at $0.05 per unit for a total amount of cash of $250,000. Each unit consisted of one (1) share of common stock, par value $0.0001 per share and one (1) common stock purchase warrants for a total of 5,000,000 warrants with an exercise price of $0.30 each expiring January 31, 2016.

For the year ended August 31, 2014, the Company recognized two equity transactions in warrants which had  a total  Black-Scholes values of $27,449.

Note 13 – Warrants

During the fiscal year ended August 31, 2013, the Company entered two private placement agreements with various investors. (Refer to Note 9 – Capital Stock).

Under the private placements, the Company issued 600,000 units of securities for total cash proceeds of $150,000.  One private placement of 200,000 units of securities consisted of one (1) share of common stock, par value $0.0001 per share and one (1) common stock purchase warrant with an exercise price of $0.50 and expiring March 31, 2014. The other private placement of 400,000 units of securities consisted of one (1) share of common stock, par value $0.0001 per share and two (2) common stock purchase warrants with an exercise price of $0.40 and expiring July 31, 2015.

During the fiscal year ended August 31, 2014, the Company entered into four private placement agreements for total cash proceeds of $250,000.  The private placements of 5,000,000 units consist of one (1) share of common stock, par value $0.0001 per share and one (1) common stock purchase warrant with an exercise price of $0.30 and expiring January 31, 2016.  The Company also issued 1,000,000 warrants to an investor in consideration of a loan for $50,000.  These warrants had an exercise price of $0.18 and exercise period of one and a half years.

The following table is a summary of information about the warrants outstanding at August 31, 2014:

Shares Underlying Warrants Outstanding
Range of Exercise Price	Shares Underlying \Warrants Outstanding	Weighted Average Remaining Contractual Life	Weighted Average
Exercise Price
$0.40 $0.18 - $0.30	800,000 Shares \ 800,000 Warrants 6,000,000 Shares \ 6,000,000 Warrants	0.73 years 1.27 years	$0.32 $0.28

The following table is a summary of activity of outstanding stock warrants for the years ended August 31, 2014and 2013:

	Number of Warrants	Weighted Average Exercise Price
Balance, August 31, 2012	5,357,206	0.58
Warrants expired	(4,525,206)	0.59
Warrants cancelled	-	-
Warrants Granted	1,000,000	0.42
Warrants exercised	-	-
Balance, August 31, 2013	1,832,000	0.46

Warrants expired	(1,032,000)	0.57
Warrants cancelled	-	-
Warrants Granted	6,000,000	0.28
Warrants exercised	-	-
Balance, August 31, 2014	6,800,000	0.29

NOTE 14 - Contingencies, Litigation

There were no loss contingencies or legal proceedings against the Company with respect to matters arising in the ordinary course of business.

On October 23, 2013, the Company filed a complaint against St George Investments, LLC (“St. George") in Superior Court, Ventura County California seeking declaratory relief as to contracts relating to the Company’s May, 2012 purchase of the assets of Helix Wind from St. George for treasury stock then valued in excess of $1.8 Million and a subsequent February 2013 promissory note for $275,000 executed under the terms of an amendment to the May, 2012 asset purchase agreement.  The Company alleged that the Helix Wind asset purchase price had been substantially paid and, in fact, may have been overpaid in light of St. George’s failure to deliver all of the intellectual property of Helix Wind. St. George interpreted the contracts and promissory note as entitling it to a windfall recovery above and beyond the asset purchase price and promissory note amount. On November 21, 2013, St George exercised its right as a non-California based entity to remove the action from the Ventura state court to the federal court sitting in Los Angeles, the United States District Court for the Central District of California.  On November 26, 2013, St. George filed its answer and counterclaim seeking to enforce its interpretation of the contracts and to thereby collect approximately $440,000 above and beyond what is otherwise due, plus costs and attorney fees. On February 3, 2014, the parties participated in a mediation session at the Federal Court and executed an agreement reflecting a settlement in principal (the “Settlement”) which becomes binding only if the parties are unable to come to terms on more formal settlement agreements.  The parties have since executed more formal settlement agreements which are included as an exhibit hereto.  The basic terms of the Settlement required the issuance of an additional 5,000,000 shares of our common stock to St George under the Helix APA; required St. George to purchase additional shares of our common stock for $300,000 ($0.15 per share) which is a price above the market price at the time of the Settlement; fixed the amount due on the note issued to St George in connection with the Helix APA at $600,000 and granted the Company certain prepayment rights.  The Settlement provides for limitations on the amounts of our common stock that St. George may sell into the market.

NOTE 15 – Correction of an Error

The Company acquired patents and other intangible property in 2012.  The originally acquired patents were not given lives and began their amortization.   Also the Company had expense certain legal costs on patents which should have been capitalized into the patents.  The Company had also acquired restrictive covenants of $432,500 which should have been fully amortized in 2013.   The net decrease in the intangible assets was $479,769 as additional expenses.

The Company also had entered into debt agreements which included original issuance discounts on the loans and a delayed prepaid interest charge.  The Company was recognizing these amounts as the underlying debt was converted.  Since the full amount owed of interest and discounts were convertible to shares, the expense should have been recognized in the period it was initially convertible.  The unrecognized interest and discounts in 2013 totaled $80,216.

Also the debt agreements included preferential conversion terms which were not identified as possible derivatives.  It was determined that the agreements were both under the preferential discount on the conversion of the loan balances to common stock.  The fair market value of the possible share conversion terms was $350,344 at August 31, 2013.

These corrections resulted in addition to the net loss of $910,329 and the same increase in the accumulated deficit.  The loss per share was increased by one cent.

NOTE 17 – Subsequent Events

Management has reviewed and evaluated subsequent events and transactions occurring after the balance sheet date, August 31st, 2014, through the filing of this Annual Report on Form 10-K on December 15th, 2014 and determined that no additional subsequent events have occurred.

SAUER ENERGY, INC.
(A Development Stage Enterprise)
Balance Sheets

	November 30	August 31
	2014	2014
	(Unaudited)

ASSETS
Current Assets
Cash	$ 276,026	$ 459,363
Petty Cash	1,500	1,500
Prepaid Expenses	431	593
	277,957	461,456

Property and Equipment, net	132,202	146,704

Other Assets
Intangible Assets	1,392,483	1,410,973
Security Deposit	14,000	14,000
	1,406,483	1,424,973

Total Assets	$ 1,816,642	$ 2,033,133

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts Payable and Accrued Liabilities	$ 11,918	$ 21,516
Convertible Loan and Interest Payable	600,000	600,000
Derivative Liability on Convertible Loans	775,000	1,025,000
Total Current Liabilities	1,386,918	1,646,516

Commitments and Contingencies	-	-

Stockholders' Equity
Common Stock, $0.0001 par value; authorized
650,000,000 shares authorized,
115,150,246 shares issued and outstanding as of
August 31 & November 30, 2014, respectively	11,515	11,515
Additional Paid-In Capital	8,191,503	8,191,503
Accumulated deficit during the development stage	(7,773,294)	(7,816,401)
Total Stockholders' Equity	429,724	386,617

Total Liabilities and Stockholders' Equity	$ 1,816,642	$ 2,033,133

The accompanying notes are an integral part of these financial statements.

SAUER ENERGY, INC.
(A Development Stage Enterprise)
Statement of Operations
(Unaudited)

			Inception
			(August 7 2008)
	For the Quarter Ended		through
	November 30,		November 30,
	2014	2013(Restated)	2014

Revenue	$ -	$ -	$ -

General and Administrative Expenses:
Professional Fees	28,425	52,091	478,227
Consulting	43,814	24,131	1,397,485
Research & development expense	39,614	23,705	1,081,813
Other general and administrative expenses	95,040	87,278	2,716,149
	206,893	187,205	5,673,674

Loss from operations	(206,893)	(187,205)	(5,673,674)

Other Income (expense)
Settlement expense	-	-	(1,101,685)
Interest and finance	-	(1,667)	(222,935)
Changes in derivative liability	250,000	8,336	(775,000)
	250,000	6,669	(2,099,620)

Income (Loss) before taxes	43,107	(180,536)	(7,773,294)

Provision (credit) for taxes	-	-	-

Net Income (Loss)	$ 43,107	$ (180,536)	$ (7,773,294)

Basic earnings (loss) per common share, basic:	$ 0.00	($0.00)
diluted:	$ 0.00	($0.00)

Weighted average number of common
shares outstanding, basic:	115,150,246	115,150,246
diluted:	127,650,246	115,150,246

The accompanying notes are an integral part of these financial statements.

SAUER ENERGY, INC.
(A Development Stage Enterprise)
Statement of Stockholders' Equity

For the period from inception (August 7, 2008) to November 30, 2014

Accumulated
Deficit	Total
Common Stock	Additional	during the	Shareholders'
Number of	Paid-In	Share	Development	Equity
Shares	Amount	Capital	Subscriptions	Stage	(Deficit)

Inception: August 7, 2008	-	$ -	$ -	$ -	$ -	$ -
Shares issued for cash	500,000	500	12,000	12,500
Recapitalization	(499,675)	(500)	500	-
Development stage net (loss)	(45,541)	(45,541)
Balances August 31, 2008	325	$ -	$ 12,500	(45,541)	(33,041)
Shares issued for cash	138,937,175	13,894	(13,894)	-
Development stage net (loss)	(12,666)	(12,666)
Balances August 31, 2009	138,937,500	$ 13,894	$ (1,394)	$ -	$ (58,207)	$ (45,707)
Shares cancellation	(67,437,500)	(6,744)	6,744	-
Shares subscription for cash	157,200	157,200
Development stage net (loss)	(214,899)	(214,899)
Balances August 31, 2010	71,500,000	$ 7,150	$ 162,550	$ -	$ (273,106)	$ (103,406)
Shares issued for service fee	552,900	55	664,675	664,730
Shares subscriptions for cash	63,910	63,910
Shares issued for cash	3,537,849	354	856,899	857,253
Development stage net (loss)	(1,366,199)	(1,366,199)
Balances August 31, 2011	75,590,749	$ 7,559	$ 1,684,124	$ 63,910	$ (1,639,305)	$ 116,288
Shares subscriptions for cash	334,893	334,893
Shares issued for cash	1,275,357	128	382,473	(382,601)	-	-
Shares issued for services	522,000	52	266,168	266,220
Shares issued for services	200,000	20	102,180	(200)	102,000
Shares issued for services	535,000	53	272,797	272,850
Stock issued for cash	650,000	65	194,935	195,000
Corrected error in stock	1,002	(1,002)	-
Shares issued for cash	24,000	2	5,998	6,000
Shares issued for legal fees @$0.60	125,000	13	74,987	75,000
Shares issued for legal fees	25,000	3	14,997	15,000
Shares issued for services	363,000	36	123,384	123,420
Shares issued for intangibles and equipment	6,000,000	600	1,499,400	1,500,000
Share subscriptions	180,000	180,000
Share subscriptions	7,000	7,000
Shares issued for cash	808,000	81	201,919	(202,000)	-
Shares issued for services	100,000	10	11,990	12,000
Shares issued for services	1,000,000	100	119,900	120,000
Development stage net (loss)	(1,713,636)	(1,713,636)
Balances August 31, 2012	87,218,106	$ 8,722	$ 4,956,254	$ -	$ (3,352,941)	$ 1,612,035
Shares issued for cash pursuant to an investment agreement	950,980	95	119,905	120,000
Shares issued for cash	200,000	20	49,980	50,000
Shares issued for services	100,000	10	20,990	21,000
Shares issued for commitment fees	1,479,963	148	324,852	325,000
Shares issued for services	12,000	1	2,519	2,520
Shares issued pursuant to 1st Amendment	2,000,000	200	429,800	430,000
Shares issued for services	240,000	24	28,776	28,800
Shares issued for services	250,000	25	24,975	25,000
Shares issued for PPM	400,000	40	99,960	100,000
Certificate #4339 recalled	(1,479,963)	(148)	(324,852)	(325,000)
Shares issued for services	220,000	22	74,778	74,800
Shares issued for services	50,000	5	16,995	17,000
Shares issued for services	200,000	20	67,980	68,000
Shares issued for services	50,000	5	16,995	17,000
Shares issued for services	50,000	5	16,995	17,000
Shares issued for services	35,000	4	11,897	11,901
Shares issued for services	100,000	10	33,990	34,000
Shares issued for services	35,000	4	11,896	11,900
Certificate #4339 reissued	1,479,963	148	324,852	325,000
Shares issued to repay loan	151,515	15	19,985	20,000
Development stage net (loss)	(2,244,830)	(2,244,830)
Miscellaneous adjustment	(1)	(1)	(2)
Balances August 31, 2013 (Restated)	93,742,564	$ 9,374	$ 6,329,521	$ -	$ (5,597,771)	$ 741,124
Shares issued to repay loan, interest and fees	110,375	11	9,989	10,000
Shares issued to repay loan, interest and fees	200,000	20	13,580	13,600
Shares issued to repay loan, interest and fees	500,000	50	27,950	28,000
Shares issued for cash pursuant to equity line of credit (LOC)	555,720	56	74,944	75,000
Shares issued to repay loan, interest and fees	300,000	30	20,130	20,160
Shares issued for cash per LOC	250,000	25	26,375	26,400
Shares issued for cash per LOC	300,000	30	30,834	30,864
Shares issued for cash per LOC	300,000	30	32,106	32,136
Outstanding warrant expense	18,094	18,094
Shares issued to repay loan	290,000	29	19,285	19,314
Shares issued for cash per LOC	300,000	30	29,634	29,664
Shares issued for cash per LOC	300,000	30	28,722	28,752
Shares issued to repay loan, interest and fees	300,000	30	18,150	18,180
Shares issued for cash per LOC	332,742	33	29,967	30,000
Shares returned to Treasury pursuant to settlement with Eclipse Advisors, LLC	(700,000)	(70)	(196,805)	(196,875)
Shares issued to repay loan, interest and fees	349,097	35	29,965	30,000
Shares issued to repay loan, interest and fees	310,000	31	15,035	15,066
Shares issued for cash per LOC	500,000	50	41,462	41,512
Shares issued to repay loan, interest and fees	500,741	50	24,286	24,336
Shares issued for cash per LOC	330,235	33	26,967	27,000
Shares issued for cash per LOC	312,500	31	24,969	25,000
Shares issued for cash per LOC	577,741	58	49,942	50,000
Shares issued for cash per LOC	371,645	37	34,963	35,000
Shares issued for cash per LOC	400,000	40	37,976	38,016
Shares issued for cash per LOC	352,936	35	34,965	35,000
Shares issued for cash per settlement	2,000,000	200	299,800	300,000
Shares issued per mediation settlement with St. George Investments	5,000,000	500	649,500	650,000
Shares issued for cash per LOC	320,000	32	32,301	32,333
Shares issued for cash per LOC	310,000	31	27,294	27,325
Shares issued for cash per LOC	310,000	31	25,582	25,613
Shares issued for services	500,000	50	24,950	25,000
Shares issued for cash per LOC	300,000	30	20,245	20,275
Share subscriptions	3,000,000	300	149,700	150,000
Share subscriptions	1,000,000	100	49,900	50,000
Shares issued for cash per LOC	323,950	32	19,970	20,002
Share subscriptions	500,000	50	24,950	25,000
Share subscriptions	500,000	50	24,950	25,000
Outstanding warrant expense	-	-	9,355	9,355
Miscellaneous adjustment	-	1	-	1
Development stage net (loss)	-	-	-	(2,218,630)	(2,218,630)

Balances August 31, 2014	115,150,246	$ 11,515	$ 8,191,503	$ -	$ (7,816,401)	$ 386,617

Development stage net profit	-	-	-	43,107	43,107
Balances November 30, 2014(Unaudited)	115,150,246	$ 11,515	$ 8,191,503	$ -	$ (7,773,294)	$ 429,724

The accompanying notes are an integral part of these financial statements.

SAUER ENERGY, INC.
(A Development Stage Enterprise)
Statement of Cash Flows
(Unaudited)
			Inception
			(August 7 2008)
	For the Quarter Ended		through
	November 30,	November 30,	November 30,
	2014	2013 (Restated)	2014
Cash flows from operating activities:
Net Income (loss)	$ 43,107	$ (180,536)	$(7,773,294)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Security Deposit	-	-	(14,000)
Amortization	18,490	18,490	621,610
Depreciation	14,502	5,638	121,078
Director fees issued by shares	-	-	48,000
Change in derivative liability	(250,000)	(8,336)	775,000
Investor relation fees issued by shares	-	-	180,000
Issuance of stock for services or claims	-	-	2,672,140
Allocated share based compensation expense	-	-	29,890
Adjustment of Warrants	-	18,094	27,449
Terms of Mediation Settlement	-	-	778,125
Interest paid by shares and debt	-	-	73,324
Changes in operating assets and liabilities:
Inventory	-	-	-
Prepaid Expenses	161	-	(431)
Accounts payable and accrued expenses	(9,597)	2,189	11,918
Net cash flows (used by) operating activities	(183,337)	(144,461)	(2,449,191)

Cash flows from investing activities:
Purchase of furniture and equipment	-	-	(147,785)
Purchase of intangible assets	-	-	(539,092)
Net cash (used by) investing activities	-	-	(686,877)
Cash flows from financing activities:
Proceeds from loans	-	-	830,022
Repayment on loans	-	(60,130)	(230,022)
Proceeds from shareholders' loan	-	-	82,256
Payment on shareholders' loan	-	-	(82,256)
Proceeds from issuance of common stock, net of costs	-	224,530	2,563,594
Subscriptions received	-	-	250,000
Net cash (used by) provided by financing activities	-	164,400	3,413,594
Net increase (decrease) in cash	(183,337)	19,939	277,526
Cash, beginning of the period	460,863	19,178	-
Cash, end of the period	$ 277,526	$ 39,117	$ 277,526

Supplemental cash flow disclosure:
Interest paid	$ -	$ 1,667
Taxes paid	$ -	$ -

Non Cash Investing and Financing Activities
Acquisition of intangible assets by shares	$ -	$ -
Acquisition of equipment by shares	-	-
	$ -	$ -

The accompanying notes are an integral part of these financial statements.

Sauer Energy, Inc.

 (A Development Stage Enterprise)

Notes to the Financial Statements

November 30, 2014

Note 1 - Organization and summary of significant accounting policies:

These unaudited interim financial statements as of and for the three months ended November 30, 2014 reflect all adjustments which, in the opinion of management, are necessary to fairly state the Company’s financial position and the results of its operations for the periods presented, in accordance with the accounting principles generally accepted in the United States of America. All adjustments are of a normal recurring nature.

These unaudited interim financial statements should be read in conjunction with the Company’s financial statements and notes thereto included in the Company’s fiscal year end August 31, 2014, report. The Company assumes that the users of the interim financial information herein have read, or have access to, the audited financial statements for the preceding period, and that the adequacy of additional disclosure needed for a fair presentation may be determined in that context. The results of operations for the threemonth period ended November 30, 2014 are not necessarily indicative of results for the entire year ending August 31, 2015.

Following is a summary of our organization and significant accounting policies:

Organization and nature of business – Sauer Energy, Inc. (formerly: BCO Hydrocarbon Ltd.) (identified in these footnotes as “we” or the “Company”) was incorporated in the State of Nevada, United States of America on August 19, 2008. It was a natural resource exploration stage company and anticipated acquiring, exploring, and if warranted and feasible, developing natural resource assets. BCO had the right to acquire a 50% working interest in an oil and gas lease in Alberta, Canada.

Sauer Energy, Inc. (the “Old Sauer”) was incorporated in California on August 7, 2008. The Company is a development stage company engaged in the design and manufacture of vertical axis wind turbine (VAWT) systems.

On July 25, 2010, the Company, the president and sole director Malcolm Albery (“MA”) and Dieter Sauer, Jr. (“DS”) completed a closing (the “Closing”) under an Agreement and Plan of Reorganization, dated as of June 23, 2010 (the “Agreement”).  The Agreement provided: (a) for the purchase by DS of all of the 39,812,500 shares of the Company owned by MA for $55,200; (b) the contribution by DS of all of the shares of Old Sauer, a California corporation (“SEI”) to the Company; (c) the assignment of certain patent rights related to wind turbine technology held by DS to the Company; and (d) the election of DS to the Company’s board of directors.  In connection with the Closing, Mr. Sauer was elected President and CEO of the Company and two former shareholders of the Company agreed to (i) indemnify the Company against any claims resulting from breaches of representations and warranties by the Company in the Agreement; (ii) to acquire and cause to be returned for cancellation an aggregate of 67,437,500 shares of the Company’s common Stock, including all of the shares owned by former officer and director Daniel Brooks and; (3) assume all of the Company’s obligations in connection with certain oil and gas leases in Canada.

The agreement was executed on July 25, 2010. Sauer Energy, Inc. became a wholly-owned subsidiary of the Company. On August 29, Malcolm Albery resigned as President and was replaced by Dieter Sauer.  In the following month, the Company changed its name from BCO Hydrocarbon Ltd. to Sauer Energy, Inc.

The Company’s fiscal year-end is August 31.

Basis of presentation – Our accounting and reporting policies conform to U.S. generally accepted accounting principles applicable to development stage enterprises.

Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and cash equivalents - For purposes of the statement of cash flows, we consider all cash in banks, money market funds, and certificates of deposit with a maturity of less than three months to be cash equivalents.

Fixed assets - Property, plant and equipment is valued at cost less accumulated depreciation and impairment losses. If the costs of certain components of an item of property, plant and equipment are significant in relation to the total cost of the item, they are accounted for and depreciated separately.   Depreciation expense is recognized using the straight-line method for the vehicle and the double declining method for all remaining assets and is amortized over the estimated useful life of the related asset. The following useful lives are assumed:

 Vehicle & Equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5 years

Furniture & Fixtures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7 Years

Fair Value of Financial Instruments - The Financial Accounting Standards Board issued ASC (Accounting Standards Codification) 820-10 (SFAS No. 157), “Fair Value Measurements and Disclosures" for financial assets and liabilities. ASC 820-10 provides a framework for measuring fair value and requires expanded disclosures regarding fair value measurements. FASB ASC 820- 10 defines fair value as the price that would be received for an asset or the exit price that would be paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. FASB ASC 820-10 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs, where available. The following summarizes the three levels of inputs required by the standard that the Company uses to measure fair value:

- Level 1: Quoted prices in active markets for identical assets or liabilities.

- Level 2: Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities.

- Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The carrying amounts of the Company’s financial instruments as of November 30, 2014 reflect:

- Cash: Level One measurement based on bank reporting.

- Loan receivable and loans from Officers and related parties: Level 2 based on promissory notes.

- Derivative liability: Level two measurement based upon the relative fair market value of the Company’s free trading common stock.

Federal income taxes -The Company utilizes FASB ACS 740, “Income Taxes”, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is recorded when, in the opinion of management, it is “more likely-than-not” that a deferred tax asset will not be realized. The Company generated a deferred tax credit through net operating loss carry-forward.  A valuation allowance of 100% has been established.Interest and penalties on tax deficiencies recognized in accordance with ASC accounting standards are classified as income taxes in accordance with ASC Topic 740-10-50-19.

Research and development costs - The Company expenses costs of research and development cost as incurred. Research and development costs for the three months ended November 30, 2014and November 30, 2013, was  $39,614 and $23,705  respectively.

Advertising - Advertising and marketing expenses for the three months ended November 30, 2014 and November 30, 2013 was $4,433 and $1,488 respectively.

Basic and Diluted Earnings (Loss) Per Share - Net loss per share is calculated in accordance with FASB ASC 260, Earnings Per Share, for the period presented. Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. The Company has potentially dilutive securities outstanding consisting of warrants to purchase common stock, (see Note 10) and the conversion of convertible loans (see Note 7).  For the three months ended November 30, 2014, the warrants would not have been exercised since they are priced significantly higher than the market value of the Company’s trading common stock, while the convertible loans would likely be converted due to the discount that would be applied to the market price. As of November 30, 2014, the 12,500,000possible shares under the convertible loan would be considered dilutive.  Alternatively, for the three months ended November 30, 2013, the exercise of warrants or conversions would be anti-dilutive since the Company was in a loss position, and they are not counted in the calculation of loss per share. The total common stock equivalents on a fully diluted basis if all outstanding agreements were exercised at November 30, 2014 and 2013 were 19,300,000 and 7,175,879 shares, respectively.

Development Stage Company - The Company is considered a development stage company, with no operating revenues during the periods presented, as defined by FASB Accounting Standards Codification ASC 915. ACS 915 requires companies to report their operations, shareholders’ deficit and cash flows since inception through the date that revenues are generated from management’s intended operations, among other things. Management has defined inception as August 7, 2008. Since inception, the Company has incurred an operating loss of $7,773,294. The Company’s working capital has been generated through advances from the principal of the Company and solicitation of subscriptions. Management has provided financial data since August 7, 2008 in the financial statements, as a means to provide readers of the Company’s financial information to be able to make informed investment decisions.

Recent Accounting Pronouncements—Management has considered all recent accounting pronouncements.  The following pronouncement was deemed applicable to our financial statements.

In July of 2013, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2013-13,"Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists." The provisions of ASU No. 2013-11 require an entity to present an unrecognized tax benefit, or portion thereof, in the statement of financial position as a reduction to a deferred tax asset for a net operating loss carryforward or a tax credit carryforward, with certain exceptions related to availability. ASU No. 2013-11 is effective for interim and annual reporting periods beginning after December 15, 2013. The adoption of ASU No. 2013-11 is not expected to have a material impact on the Company's Financial Statements until the Company can reasonably project future income. As such, the Company will disclose the Reserve pertaining to the NOL Carryforward in the Notes to the Financial Statements until such time as the Company is able to present the unrecognized NOL in the statement of financial position.

In April of 2014, the FASB issued ASU 2014-08, “Presentation of Financial Statements and Property Plant, and Equipment Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. The amendments in this Update affect an entity that has a component that is disposed of or held for sale. We are evaluating the inclusion of this information should it apply in the future. This pronouncement will be adopted should it become relevant.  In June of 2014, the FASB issued ASU 2014-10, “Development State Entities Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, the amendments in this Update affect entities that are development stage entities under U.S. GAAP. A development stage entity is defined in the Master Glossary of the Accounting Standards Codification as follows: An entity devoting substantially all of its efforts to establishing a new business and for which either of the following conditions exists:

a. Planned principal operations have not commenced.

b. Planned principal operations have commenced, but there has been no significant revenue therefrom.

This update applies to the Company as no significant revenue has been received, although there will be no significant impact on the financial statements since the amendments eliminate the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and shareholder equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. This amendment will become effective as of December 15, 2014 for the Company, after which the presentation of the financial statements will be revised as noted above.

In August of 2014, the FASB issued ASU 2014-15,”Presentation of Financial Statements—Going Concern (Subtopic 205-40) Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. The amendments in this Update apply to all entities and will become effective as of the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. The Company will implement this Update if substantial doubt is ever raised about the Company’s ability to continue as a going concern within one year after the financial statements are issued or at the date the financial statements are available to be issue when applicable.

Share based payments and awards

The company has adopted the use of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (SFAS No. 123R) (now contained in FASB Codification Topic 718, Compensation-Stock Compensation, or Topic 718), which supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and its related implementation guidance and eliminates the alternative to use Opinion 25’s intrinsic value method of accounting that was provided in Statement 123 as originally issued. This Statement requires an entity to measure the cost of employee services received in exchange for an award of an equity instruments, which includes grants of stock options and stock warrants, based on the fair value of the award, measured at the grant date, (with limited exceptions). Under this standard, the fair value of each award is estimated on the grant date, using an option-pricing model that meets certain requirements. We use the Black- Scholes option-pricing model to estimate the fair value of our equity awards, including stock options and warrants. The Black-Scholes model meets the requirements of Topic 718; however the fair values generated may not reflect their actual fair values, as it does not consider certain factors, such as vesting requirements, employee attrition and transferability limitations. The Black-Scholes model valuation is affected by our stock price and a number of assumptions, including expected volatility, expected life, risk-free interest rate and expected dividends. We estimate the expected volatility and estimated life of our stock options at grant date based on historical volatility; however, due to the thinly traded nature of our stock, we have chosen to use an average of the annual volatility of like companies in our industry. For the “risk-free interest rate”, we use the Constant Maturity Treasury rate on 90 day government securities. The term is equal to the time until the option expires. The dividend yield is not applicable, as the company has not paid any dividends, nor do we anticipate paying them in the foreseeable future. The fair value of our restricted stock is based on the market value of our free trading common stock, on the grant date calculated using a 20 trading day average. At the time of grant, the share based-compensation expense is recognized in our financial statements based on awards that are ultimately expected to vest using historical employee attrition rates and the expense is reduced accordingly. For the three months ended November 30, 2014, we recognized $0 in share based expense due to the issuance of common stock warrants.

Note 2 – Going Concern

The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has accumulated a deficit of $7,773,294as of November 30, 2014, and has no revenues.

In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheets is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to raise additional capital, obtain financing and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. Management plans to raise additional capital through the sale of stock to pursue business development activities.

Note 3 – Property and Equipment

Property and Equipment consisted of the following at November 30, 2014 and August 31, 2014	November 30, 2014	August 31, 2014
Computer and equipment & truck	$ 253,280	$ 253,280
Less: Accumulated depreciation/amortization	(121,078)	(106,576)
Property and equipment, net	$ 132,202	$ 146,704

Note 4 – Asset Purchase

On May 11, 2012, the Company entered into an Asset Purchase Agreement with St. George Investments LLC, an Illinois limited liability company, to acquire certain assets in foreclosure for 6,000,000 common shares.  The assets were formerly owned by Helix Wind, Inc., a Nevada corporation in the same business as the Company.  The assets and agreed prices were:

Asset Purchase	May 11, 2012
Tangible Assets
Equipment	$ 23,000
Supplies	1,000
Inventory	1,000
Total Tangible Assets	$ 25,000

Intangible Assets
Goodwill	$ 5,000
Intellectual Property (10 patents, 2 trademarks, network system, wind turbine monitoring system, URL	1,467,500
Restrictive Covenant	$ 2,500
Total intangible assets acquired	$ 1,475,000

Total Assets acquired	$ 1,500,000

Note 5 – Intangible Property

The Company has acquired intangible property in patents, patents pending and goodwill.  The patents are being amortized over their expected lives of not more than seventeen years.  The restrictive covenants were fully amortized as of August 31, 2013.  Those patent costs allocated to pending patents do not begin amortizing until the underlying patent is issued.  If for some reason a patent is not issued the costs associated with the acquisition and the continuation of the application are fully amortized in the year of the denial.  The balances as of  November 30, 2014 and  August 31, 2014 are as follows:

	November 30, 2014	August 31,2014
Patents	$ 109,092	$ 109,092
Purchased Patents	1,467,500	1,467,500
Goodwill	5,000	5,000
Less Amortization	(189,109)	(170,619)
	$ 1,392,483	$ 1,410,973

Note 6 – Convertible Loans and Interest Payable

The Company entered into note agreements and subsequent modifications and settlements on convertible notes.  These notes are convertible into the Company’s common stock and are due usually within one year.  The notes were issued with original issuance discounts of twelve percent which as immediately convertible into common stock and if the note was not repaid in ninety days the zero percent interest rate was replaced with an immediate prepaid interest charge at ten percent with was subject to conversion.  The Conversion terms were both fixed and variable if the trading prices did not meet the fix conversion price.  See the derivative discussion in Note 7 concerning these loans.

	November 30, 2014	August 31,2014
Convertible Loans and Accrued Interest:
St. George Investments, 10% interest prepaid	$ 600,000	$ 275,800
JMJ Investments, 10% interest prepaid	-	76,896
	$ 600,000	$ 352,696

Note 7 – Derivative Liabilities

The Company entered into certain convertible loan agreements during 2012 and 2013.  These agreements contained terms that allowed for the conversion of the debt into common stock.  The basic agreement was originally with $0.25 conversion prices unless the stock sold at less than $0.25.  If the trades were at less than original term, the debt holders could elect to convert their debt at sixty percent of the lowest trading price in the 25 trading days prior to the conversion notice.  Because of these terms, the debt conversion clause requires that the Company account for these note balances as derivatives valued at the fair market value of the Company’s common stock on the day of any financial reporting period.   At November 30, 2014 and 2013, the fully convertible shares would be 12,500,000 and 5,343,879 common shares, respectively.

	November 30, 2014	August 31, 2014
Derivative Liabilities on Convertible Loans:
St. George Investments	$ 775,000	$ 267,442
JMJ Investments	-	74,566
	$ 775,000	$ 342,008

Note 8 – Commitments and Contingencies

Rental Agreement:

On August 17, 2012, the Company leased a 10,410 square foot “industrial condominium” in Camarillo, California, for three years for monthly lease payments of $7,000 per month. There are no common area costs. All company operations are concentrated at the site.

Lease Commitments – as of November 30, 2014 for the following five fiscal years:

Fiscal year ended August 31, 2015                             $  63,000

Note 9– Federal Income Taxes

No provision was made for federal income tax, since the Company has had significant net operating losses. Net operating loss carryforwards may be used to reduce taxable income through the year 2034. The availability of the Company’s net operating loss carryforwards are subject to limitation if there is a 50% or more positive change in the ownership of the Company’s stock,unless the same or similar business is carried on. The net operating loss carryforward for federal and state income tax purposes was approximately $7,773,000, which will expire in 2028 through 2034 if not utilized.  The Company uses 35% for a composite tax rate to estimate the value of net operating losses for deferred taxes.

The Company incurred net income of $43,107 for the three months ended November 30, 2014. Although the company has no revenue, the net income was the result of the change in the derivative liability on convertible loans. The Company has net operating losses carried forward of approximately $7,773,000 for tax purposes which will expire in 2028 through 2034if not utilized.

No provision was made for federal income tax, since the Company had an overall net operating loss and has accumulated net operating loss carryforwards.

Although Management believes that its estimates are reasonable, no assurance can be given that the final tax outcome of these matters will not be different than that which is reflected in our tax provisions. Ultimately, the actual tax benefits to be realized will be based upon future taxable earnings levels, which are very difficult to predict. The Company may be assessed penalties and interest related to the underpayment of income taxes.  Such assessments would be treated as a provision of income tax expense on the financial statements.  For the year ended August 31, 2014 and 2013, no income tax expense has been realized as a result of operations and no income tax penalties and interest have been accrued related to uncertain tax positions.  The Company files income tax returns in the U.S. federal jurisdiction and in the State of California.  These filings are subject to a three year statute of limitations.  The Company’s evaluation of income tax positions included the years ended August 31, 2014, and 2013, could be subject to agency examinations.  No filings are currently under examination.  No adjustments have been made to reduce the estimated income tax benefit at fiscal yearend or at the quarterly reporting dates.  Any valuations relating to these income tax provisions will comply with U.S. generally accepted accounting principles.

Note 10 – Capital Stock

Starting on July 25, 2010, the Company entered into a series of private placement agreements with various investors. The arrangement involved issuing 800,000 units of securities at $0.25 per unit for a total amount of $200,000. Each unit consisted of one (1) share of common stock, par value $0.0001 per share and one (1) common stock purchase warrant expiring July 31, 2012 with an exercise price of $0.50 each. The private placement was oversubscribed and the Company accepted additional private placement funds. As of August 31, 2011, the Company issued 938,000 units of the securities in consideration of funds received of $234,500.

Starting on January 1, 2011, the Company entered into a series of private placement agreements with various investors. The arrangement involved issuing 666,667 units of securities at $0.30 per unit for a total amount of $200,000. Each unit consisted of one (1) share of common stock, par value $0.0001 per share and one (1) common stock purchase warrant expiring July 31, 2013 with an exercise price of $0.60 each. The private placement was oversubscribed and the Company accepted additional private placement funds. As of August 31, 2011, the Company issued 2,599,849 units of the securities in consideration of funds received of $779,955.

During the fiscal year ended August 31, 2011, the Company issued a total of 362,900 shares of common stock to certain consultants as compensation for services. The range of fair value of the stock was $0.75 ~ $1.55. Based on the fair value of the common stock on the day of issuance, $436,730 was charged to consulting expenses.

During the fiscal year ended August 31, 2011, the Company issued 150,000 shares of common stock to an investor relations firm for services to be provided. The fair value of the common stock on the day it was issued was $1.20 per share. Based on the fair value of the stock on the day of issuance, $180,000 was charged to investor relations expenses. A further 1,000,000 shares were issued to the firm in the fiscal year ended August 31, 2012. The fair value of the common stock on the day it was issued was $0.12 per share. Based on the fair value of the stock on the day of issuance, $120,000 was charged to investor relations expenses.  The contract with the firm was cancelled in August, 2012.

During the fiscal year ended August 31, 2011, the Company issued 40,000 shares of common stock as directors’ fees to certain directors of the Company. The fair value of the common stock on the day it was issued was $1.20 per share. Based on the fair value of the common stock on the date of issuance, $48,000 was charged to director fees.

During the period September 1 to October 17, 2011, the Company entered into a series of private placement agreements with various investors involving issuing units of securities at $0.30 per unit. Each unit consisted of one (1) share of common stock, par value $0.0001 per share and one (1) common stock purchase warrant with an exercise price of $0.60 each, expiring July 31, 2013. The private placement was oversubscribed and the Company accepted additional private placement funds. On October 17, 2011 the Company issued 1,275,337 units of the securities in consideration of funds received of $382,601.

On October 17, 2011, the Company issued a total of 522,000 shares of restricted common stock to certain consultants as compensation for services. The fair value of the stock was $0.51.  Based on the fair value of the common stock on the day of issuance, $266,220 was charged to consulting expense.On October 17, 2011, the Company issued 200,000 shares of common stock to a consulting firm for services to be provided. The fair value of the common stock on the day it was issued was $0.51 per share. Based on the fair value of the stock on the day of issuance, $102,000 less $200 contributed was charged to consulting expense.

On October 17, 2011, the Company issued a total of 535,000 shares of restricted common stock to certain consultants as compensation for services. The fair value of the stock was $0.51.  Based on the fair value of the common stock on the day of issuance, $272,850 was charged to consulting expense.

On December 1, 2011, the Company issued 650,000 units of securities to seven investors at $0.30 per unit for $195,000 cash, pursuant to a private placement agreement. Each unit consisted of one (1) share of common stock, par value $0.0001 per share and one (1) common stock purchase warrant with an exercise price of $0.60 each, expiring July 31, 2013.

On December 1, 2011, the Company issued 24,000 units of securities to an investor at $0.25 per unit for $6,000 cash pursuant to a private placement agreement. Each unit consisted of one (1) share of common stock, par value $0.0001 per share and one (1) common stock purchase warrant with an exercise price of $0.60 each, expiring July 31, 2014.

On January 24, 2012, the Company issued 125,000 shares of common stock at the closing price of $0.60 per share for legal fees of $75,000.

On January 26, 2012, the Company issued 25,000 shares of common stock at the closing price of $0.60 per share for legal fees of $15,000.

On April 30, 2012, the Company issued 363,000 shares of common stock at the closing price of $0.34 per share for services by six providers.  An expense of $123,420 was recorded.

On May 11, 2012, the Company issued 6,000,000 shares of common stock pursuant to an Asset Purchase Agreement for certain wind turbine assets at the agreed price of $0.25 per share, including intangible assets. The fair market value of the assets was recorded, $1,500,000.

On July 31, 3012, the Company issued 808,000 units of securities at $0.25 per unit for $202,000 cash pursuant to a private placement agreement. Each unit consisted of one (1) share of common stock, par value $0.0001 per share and one (1) common stock purchase warrant with an exercise price of $0.50 each, expiring July 31, 2014.

On July 31, 2012, the Company issued 100,000 shares of common stock at $0.12 per share for legal fees of $12,000.

On July 31, 2012, the Company issued 1,000,000 shares of common stock at $0.12 per share for contract services of $120,000.

On September 18, 2012, the Company issued 200,000 units of securities at $0.25 per unit for $50,000 cash pursuant to a private placement agreement. Each unit consisted on one (1) share of common stock, par value $0.0001 per share and one (1) common stock purchase warrant with an exercise price of $0.50 each, expiring March 31, 2014.

On October 10, 2012 the Company issued 950,980shares of common stock at $0.12 per share for cash of $120,000 pursuant to an investment agreement as the commitment fee for an equity line.

On October 10, 2012, the Company entered into a private placement agreement that involved issuing 200,000 units of securities at $0.25 per unit for a total amount of $50,000. Each unit consisted of one (1) share of common stock, par value $0.0001 per share and one (1) common stock purchase warrant expiring March 31, 2014, with an exercise price of $0.50 each.

On December 14, 2012, the Company issued 100,000 shares of common stock for $0.21 per share for consulting services of $21,000.

On December 14, 2012, the Company issued 1,479,963 shares of common stock at $0.22 per share as a commitment fee. The shares were subsequently canceled and have been reissued to the escrow agent until the transaction is quantifiable and completely resolved.

On December 14, 2012, the Company issued 12,000 shares of common stock for $0.21 per share for consulting services of $2,520.

On January 7, 2013, the Company issued 2,000,000 shares of common stock for $0.215 per share pursuant to a restrictive covenant.

On March 12, 2013, the Company issued 240,000 shares of common stock for $0.12 per share for consulting services of $28,800.

On April 5, 2013, the Company issued 250,000 shares of common stock for $0.10 per share for consulting services of $25,000.

On July 12, 2013 the Company issued 220,000 shares of common stock for $0.34 per share for consulting services of $74,800.

On July 12, 2013, the Company issued 50,000 shares of common stock for $0.34 per share for consulting services of $17,000.

On July 12, 2013, the Company issued 200,000 shares of common stock for $0.34 per share for consulting services of $68,000.

On July 12, 2013, the Company issued 50,000 shares of common stock for $0.34 per share for a bonus for consulting services of $17,000.

On July 12, 2013, the Company issued 50,000 shares of common stock for $0.34 per share for a bonus for consulting services of $17,000.

On July 12, 2013, the Company issued 35,000 shares of common stock for $0.34 per share for a bonus for consulting services of $11,900.

On July 12, 2013, the Company issued 100,000 shares of common stock for $0.34 per share for consulting services of $34,000.

On July 12, 2013, the Company issued 35,000 shares of common stock for $0.34 per share for consulting services of $11,900.

On June 4, 2013, the Company entered into a private placement agreement that involved issuing 400,000 units of securities at $0.25 per unit for $100,000 cash pursuant to a private placement agreement. Each unit consisted of one (1) share of common stock, par value $0.0001 per share and two (2) common stock purchase warrants for a total of 800,000 warrants with an exercise price of $0.40 each, expiring July 31, 2015.

On August 16, 2013, the Company issued 151,515 shares of common stock for $19,956 at $0.132 per share pursuant to a convertible note.

On September 16, 2013, the Company issued 110,375 shares of common stock for $10,000 at $0.0906 per share pursuant to a convertible note.

On October 1, 2013, the Company issued 200,000 shares of common stock for $13,600 at $0.06800 per share pursuant to a convertible note.

On October 9, 2013, the Company issued 500,000 shares of common stock for $28,000 at $0.0560 per share pursuant to a convertible note.

Some of the following disclosures are net of wire fees and expenses.

On October 16, 2013, the Company issued 555,720 shares of common stock for $74,915 at $0.16870 per share pursuant to an Equity Purchase Agreement to repay loan, interest and fees.

On November 6, 2013, the Company issued 250,000 shares of common stock for $26,355 at $0.1056 per share pursuant to an Equity Purchase Agreement.

On November 11, 2013, the Company issued 300,000 shares of common stock for $30,819 at $0.10288 per share pursuant to an Equity Purchase Agreement.

On November 14, 2013, the Company issued 300,000 shares of common stock for $20,160 at $0.0672 per share pursuant to a convertible note.

On November 18, 2013, the Company issued 300,000 shares of common stock for $32,091 at $0.1071 per share pursuant to an Equity Purchase Agreement.

On December 2, 2013, the Company issued 290,000 shares of common stock for $19,314 at $0.06660 per share pursuant to a convertible note.

On December 2, 2013, the Company issued 300,000 shares of common stock for $29,619 at $0.09888 per share pursuant to an Equity Purchase Agreement.

On December 9, 2013, the Company issued 300,000 shares of common stock for $28,707 at $0.09584 per share pursuant to an Equity Purchase Agreement.

On January 6, 2014, the Company issued 300,000 shares of common stock for $18,180 at $0.06060 per share pursuant to a convertible note.

On January 9, 2014, the Company issued 332,742 shares of common stock for $29,955 at $0.0902 per share pursuant to an Equity Purchase Agreement.

On January 21, 2014, the Company issued 349,097 shares of common stock for $29,955 at $0.0857 per share pursuant to an Equity Purchase Agreement.

On January 29, 2014, the Company issued 310,000 shares of common stock for $15,066 at $0.0486 per share pursuant to a convertible note.

On February 14, 2014, the Company issued 500,741 shares of common stock for $24,336 at $0.0486 per share pursuant to a convertible note.

On March 3, 2014, the Company issued 330,235 shares of common stock for $26,980 at $0.08176 per share pursuant to an Equity Purchase Agreement.

On March 28, 2014, the Company issued 577,741 shares of common stock for $49,980 at $0.0900 per share pursuant to an Equity Purchase Agreement.

On April 1, 2014, the Company issued 371,645 shares of common stock for $34,980 at $0.0942 per share pursuant to an Equity Purchase Agreement.

On April 9, 2014, the Company issued 400,000 shares of common stock for $37,996 at $0.0950 per share pursuant to an Equity Purchase Agreement.

On April 15, 2014, the Company issued 352,936 shares of common stock for $34,954 at $0.0992 per share pursuant to an Equity Purchase Agreement.

On April 24, 2014, the Company issued 320,000 shares of common stock for $32,277 at $0.1010 per share pursuant to an Equity Purchase Agreement.

On May 7, 2014, the Company issued 310,000 shares of common stock for $27,280 at $0.0880 per share pursuant to an Equity Purchase Agreement.

On May 23, 2014, the Company issued 310,000 shares of common stock for $25,567 at $0.0826 per share pursuant to an Equity Purchase Agreement.

On June 9, 2014, the Company issued 300,000 shares of common stock for $20,229 at $0.06758 per share pursuant to an Equity Purchase Agreement.

On June 23, 2014, the Company issued 323,950 shares of common stock for $19,956 at $0.06174 per share pursuant to an Equity Purchase Agreement.

On May 30, 2014, the Company issued 500,000 shares of common stock for $0.05 per share for consulting services of $25,000.

On July 7, 2014, the Company entered into a private placement agreement that involved issuing 5,000,000 units of securities at $0.05 per unit for a total amount of cash of $250,000. Each unit consisted of one (1) share of common stock, par value $0.0001 per share and one (1) common stock purchase warrants for a total of 5,000,000 warrants with an exercise price of $0.30 each expiring January 31, 2016.

For the year ended August 31, 2014, the Company recognized two equity transactions in warrants which had a total Black-Scholes value of $27,449.

Note 11 – Warrants

During the fiscal year ended August 31, 2013, the Company entered two private placement agreements with various investors. (Refer to Note 10–Capital Stock).

Under the private placements, the Company issued 600,000 units of securities for total cash proceeds of $150,000. One private placement of 200,000 units of securities consisted of one (1) share of common stock, par value $0.0001 per share and one (1) common stock purchase warrant with an exercise price of $0.50 and expires on March 31, 2014. The other private placement of 400,000 units of securities consisted of one (1) share of common stock, par value $0.0001 per share and two (2) common stock purchase warrants with an exercise price of $0.40 and expiring July 31, 2015.

During the fiscal year ended August 31, 2014, the Company entered into four private placement agreements for total cash proceeds of $250,000.  The private placements of 5,000,000 units consist of one (1) share of common stock, par value $0.0001 per share and one (1) common stock purchase warrant with an exercise price of $0.30 and expiring January 31, 2016.  The Company also issued 1,000,000 warrants to an investor in consideration of a loan for $50,000.  These warrants had an exercise price of $0.18 and exercise period of one and a half years.

During the three months ended November 30, 2014, the Company did not issue any additional warrants or other convertible securities.

The following table is a summary of information about the outstanding stock warrants as ofNovember 30, 2014:

Shares Underlying \Warrants Outstanding	Weighted Average Remaining Contractual Life	Weighted Average	Exercise Price
$0.40 $0.18 - $0.30	800,000 Shares \ 800,000 Warrants 6,000,000 Shares \ 6,000,000 Warrants	0.53 years 1.02 years	$0.32 $0.28

The following table is a summary of activity of outstanding stock warrants for the three months ended November 30, 2014:Activity	Number of Warrants	Weighted Average Exercise Price
Balance, August 31, 2014	6,800,000	$0.29
Warrants expired	-	-
Warrants cancelled	-	-
Warrants Granted	-	-
Warrants exercised	-	-
Balance, November 30, 2014	6,800,000	$0.29

NOTE 12 - Contingencies, Litigation

There were no loss contingencies or legal proceedings against the Company with respect to matters arising in the ordinary course of business.

St. George Investment Settlement:

On October 23, 2013, the Company filed a complaint against St George Investments, LLC (“St. George") in Superior Court, Ventura County California seeking declaratory relief as to contracts relating to the Company’s May, 2012 purchase of the assets of Helix Wind from St. George for treasury stock then valued in excess of $1.8 Million and a subsequent February 2013 promissory note for $275,000 executed under the terms of an amendment to the May, 2012 asset purchase agreement.  The Company alleged that the Helix Wind asset purchase price had been substantially paid and, in fact, may have been overpaid in light of St. George’s failure to deliver all of the intellectual property of Helix Wind.

On February 3, 2014, the parties participated in a mediation session at the Federal Court and executed an agreement reflecting a settlement in principal (the “Settlement”) which becomes binding only if the parties are unable to come to terms on more formal settlement agreements.  The parties have since executed more formal settlement agreements which are included as an exhibit hereto.  The basic terms of the Settlement required the issuance of an additional 5,000,000 shares of our common stock to St George under the Helix APA; required St. George to purchase additional shares of our common stock for $300,000 ($0.15 per share) which is a price above the market price at the time of the Settlement; fixed the amount due on the note issued to St George in connection with the Helix APA at $600,000 and granted the Company certain prepayment rights.  The Settlement provides for limitations on the amounts of our common stock that St. George may sell into the market.

As of November 30, 2014, the Company still owed St. George $600,000. See Note 14.

NOTE 13 – Correction of an Error

The Company acquired patents and other intangible property in 2012.  The originally acquired patents were not given lives nor did they begin their amortization.   Also the Company had expensed certain legal costs on patents which should have been capitalized into the patents.  The Company had also acquired restrictive covenants of $432,500 which should have been fully amortized in 2013. The unrecognized amortization for the intangible assets for the three months ending November 30, 2013 was $18,491.

The Company also had entered into debt agreements which included original issuance discounts on the loans and a delayed prepaid interest charge.  The Company was recognizing these amounts as the underlying debt was converted.  Since the full amount owed of interest and discounts were convertible to shares, the expense should have been recognized in the period it was initially convertible.  Accordingly, interest was overstated by $12,864 for the three months ending November 30, 2013.

Also the debt agreements included preferential conversion terms which were not identified as possible derivatives.  It was determined that the agreements were both under the preferential discount on the conversion of the loan balances to common stock.  The fair market value of the possible share conversion terms for the three months ending November 30, 2013 was $342,008, for an increase in other income of $8.337.

For the three months ending November 30, 2013, these corrections resulted in an increase of $2,710to the net loss of $180,535 for a restated net loss of $183,245 and the same increase to the accumulated deficit, and no effect upon the loss per share for the quarter.

NOTE 14 – Subsequent Events

Management has reviewed and evaluated subsequent events and transactions occurring after the balance sheet date, November 30th, 2014, through the filing of this Quarterly Report on Form 10-Q on January 15th, 2015 and determined that only the following additional subsequent event has occurred:

Conversion of Settlement Debt—In early January 2015, St. Georges Investments elected to convert $30,000 of the loan balance in to the Company’s common stock.  On January 5th, the Company authorized 698,324 shares of common stock to be issued in exchange for cancellation of $30,000 of the convertible loan.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling security holders) will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the Securities and Exchange Commission registration fee, are estimates.

SEC registration fee

$187.00

Accounting fees and expenses

$5,000.00

Legal fees and expenses

$0.00 *

Printing and related expenses

$1,000.00

Transfer agent fees and expenses

$1,000.00

Miscellaneous

$813.00

Total

$8,000.00

* Mr. Hariton’s fees of $5,000 have been paid by the selling shareholder.

ITEM 14.INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Certificate of Incorporation and the Bylaws of our Company provide that our Company will indemnify, to the fullest extent permitted by the Nevada Revised Statutes, each person who is or was a director, officer, employee or agent of our Company, or who serves or served any other enterprise or organization at the request of our Company. Pursuant to Nevada law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to our Company and its stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Nevada law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to our Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Nevada law. The provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

We have not entered into any agreements with our directors and executive officers that require us to indemnify these persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that the person is or was a director or officer of our Company or any of our affiliated enterprises.

We do not maintain any policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment under any circumstances.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

There have been three private offerings in the past two years.

For Fiscal Year ended 2013, a total of 6,524,458 shares were issued.  Of that, 600,000 shares were sold at $.25 in the first private offering.

For Fiscal Year ended 2014, 21,407,682 shares were issued.  Of that, 5,000,000 shares were sold under a private placement at $0.05.  Under a second private placement, 2,000,000 were sold at $0.15 with no warrants.

All shares sold at $.25 carried 1 for 1 warrants at $0.40 which will expire on July 31, 2015.  All shares sold at $0.05 carried 2 for 1 warrants at $0.30 which expire on January 31, 2016.

The private placements were made in accordance with Regulation D under the Securities Act to investors who acknowledged that they were accredited investors and who agreed that an appropriate legend could be placed on their shares and, accordingly, were exempt from registration.

From January 1, 2015, until March 17, 2015, conversions were made in the amount of $125,000 on a note that resulted in 3,001,122 shares being issued.

As of December 14, 2012, in connection with the Equity Purchase Agreement we issued 1,479,963 shares of our common stock to Eclipse Advisors, LLC ("Eclipse") as a portion of its commitment fee. The offering was not a public offering as defined in Section 4(2) because the offer and sale was made to an insubstantial number of persons and because of the manner of the offering. In addition, the investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, share certificates bearing a legend stating that such shares are restricted. This restriction ensured that these shares will not be immediately redistributed into the market and therefore be part of a public offering. This offering was done with no general solicitation or advertising by the Company. Based on an analysis of the above factors, the Company met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.  The Company believes it is entitled to return of said shares and is seeking the same.

ITEM 16. EXHIBITS

Exhibit No.                                           Description

3.1

Articles of Incorporation.  Incorporated by reference to the Exhibits attached to the Company's Form S-1 filed with the SEC on October 30, 2008

3.2

Bylaws.  Incorporated by reference to the Exhibits attached to the Company's Form S-1 filed with the SEC on October 30, 2008

3.3

Articles of Amendment to the Articles of Incorporation filed with the Secretary of State of Nevada on October 15, 2010 Incorporated by reference to the like numbered exhibit to the Company’s Annual Report on Form 10-K for the year ended August 31, 2010.

4.1

Specimen Stock Certificate.

5.1

Opinion of Frank J. Hariton.

10.1

Farm-In Agreement dated August 29, 2008, between Unitech Energy Resources Inc. and BCO Hydrocarbon Ltd.  Incorporated by reference to the Exhibits attached to the Company's Form S-1 filed with the SEC on October 30, 2008

10.2

Agreement and Plan of Reorganization, dated June 23, 2010, by and among the Registrant, Dieter R. Sauer, Jr., and Malcolm Albery.  Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed June 25, 2010.

10.3

Lease, dated August 20, 2012, between Erik J. Eppink and Sauer Energy, Inc. (Incorporated by reference to

Exhibit 10.1 to Current Report on Form 8-K filed with the SEC on September 12, 2012)

10.4

Equity Purchase Agreement, dated as of February 27, 2015, by and between Beaufort Ventures, PLC and Sauer Energy, Inc.  (Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed with the SEC on March 16, 2015).

10.5

Registration Rights Agreement, dated as of February 27, 2015, by and between Beaufort Ventures, PLC and Sauer Energy, Inc.  (Incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed with the SEC on March 16, 2015).

22.1

Subsidiaries of the Registrant. None

23.1

Consent of MartinelliMick,PLLC

23.2

Consent of Frank J. Hariton (to be included in exhibit 5.1)

ITEM 17. UNDERTAKINGS

A. Rule 415 Offering The undersigned registrant hereby undertakes: (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement. (iii) To include any material information with respect to the plan of distribution not previously disclosed on the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering. (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of the securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (230.424 of this chapter); (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser. B. Request for Acceleration of Effective Date Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camarrilo, State of California on March 17, 2015.

Sauer Energy, Inc.
By	/s/ Dieter R. Sauer, Jr.
Dieter R. Sauer, Jr., President and CEO

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Dieter R. Sauer, Jr.	CEO and President	3/17/15
Dieter R. Sauer, Jr.	(Principal Executive Financial and Accounting Officer)
/s/ Jeff Massey	Director	3/17/15
Jeff Massey
/s/ Zohreh Hashemi	Director	3/17/15
Zohreh Hashemi